UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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GIGAMON INC.

(Name of Registrant as Specified In Its Charter)

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GIGAMON INC.

3300 OLCOTT STREET

SANTA CLARA, CALIFORNIA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Daylight Time on Thursday, June 29, 2017

Dear Stockholders of Gigamon Inc.:

The 2017 annual meeting of stockholders (the “Annual Meeting”) of Gigamon Inc., a Delaware corporation, will be held on Thursday, June 29, 2017 at 1:00 p.m. Pacific Daylight Time, at our principal executive offices, located at 3300 Olcott Street, Santa Clara, California 95054, for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect four Class I directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

2. To conduct an advisory vote to approve named executive officer compensation;

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 30, 2017;

4. To approve the Gigamon Inc. Executive Incentive Plan; and

5. To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our board of directors has fixed the close of business on May 11, 2017 as the record date for the Annual Meeting. Only stockholders of record on May 11, 2017 are entitled to notice of and to vote at the Annual Meeting. Further information regarding voting rights and the matters to be voted upon is presented in the accompanying proxy statement.

On or about May 19, 2017, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and our 2016 annual report. This Notice provides instructions on how to vote via the Internet or by telephone and includes instructions on how to receive a paper copy of our proxy materials by mail. The proxy statement and our 2016 annual report can be accessed directly at the following Internet address: http://www.astproxyportal.com/ast/18362. You simply need to enter the control number located on your proxy card to access the materials.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail.

We appreciate your continued support of Gigamon Inc. and look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,

Paul A. Hooper
Chief Executive Officer and Director
Santa Clara, California
May 19, 2017

i

ii

GIGAMON INC.

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

To Be Held at 1:00 p.m. Pacific Daylight Time on Thursday, June 29, 2017

This proxy statement and the enclosed form of proxy are furnished in connection with the solicitation of proxies by our board of directors for use at the 2017 annual meeting of stockholders of Gigamon Inc., a Delaware corporation, and any postponements, adjournments or continuations thereof (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 29, 2017 at 1:00 p.m. Pacific Daylight Time, at our principal executive offices, located at 3300 Olcott Street, Santa Clara, California 95054. The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our 2016 annual report is first being mailed on or about May 19, 2017 to all stockholders entitled to vote at the Annual Meeting.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.

What matters am I voting on?

You will be voting on:

•	the election of four Class I directors to serve until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified;

•	an advisory vote to approve named executive officer compensation;

•	a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 30, 2017;

•	a proposal to approve the Gigamon Inc. Executive Incentive Plan (the “Executive Incentive Plan”); and

•	any other business as may properly come before the Annual Meeting.

How does the board of directors recommend I vote on these proposals?

Our board of directors recommends a vote:

•	“FOR” the election of Arthur W. Coviello, Jr., Paul J. Milbury, Michael C. Ruettgers and Dario Zamarian as Class I directors;

•	“FOR” the approval of named executive officer compensation;

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 30, 2017; and

•	“FOR” the approval of the Executive Incentive Plan.

Who is entitled to vote?

Holders of our common stock as of the close of business on May 11, 2017, the record date, may vote at the Annual Meeting. As of the record date, there were 36,747,883 shares of our common stock outstanding. In deciding all matters at the Annual Meeting, each stockholder will be entitled to one vote for each share of our common stock held by them on the record date. We do not have cumulative voting rights for the election of directors.

Registered Stockholders. If shares of our common stock are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice was provided to you directly by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote in person by ballot at the Annual Meeting.

Street Name Stockholders. If shares of our common stock are held on your behalf in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of those shares held in “street name,” and the Notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares. Beneficial owners are also invited to attend the Annual Meeting. However, since a beneficial owner is not the stockholder of record, you may not vote your shares of our common stock in person at by ballot the Annual Meeting unless you follow your broker’s procedures for obtaining a legal proxy. If you request a printed copy of our proxy materials by mail, your broker or nominee will provide a voting instruction card for you to use. Throughout this proxy, we refer to stockholders who hold their shares through a broker, bank or other nominee as “street name stockholders.”

How do I vote?

If you are a stockholder of record, there are four ways to vote:

•	by Internet at http://www.voteproxy.com, 24 hours a day, seven days a week, until 11:59 p.m. on June 28, 2017 (have your proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-776-9437 (have your proxy card in hand when you call);

•	by signing, dating and mailing your proxy card (if you received printed proxy materials); or

•	by written ballot at the Annual Meeting.

Can I change my vote?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	entering a new vote by Internet or by telephone;

•	returning a later-dated proxy card;

•	notifying the secretary of Gigamon Inc., in writing, at Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054; or

•	completing a written ballot at the Annual Meeting.

If you are a street name stockholder, your broker, bank or other nominee can provide you with instructions on how to change your vote.

What do I need to do to attend the Annual Meeting in person?

Space for the Annual Meeting is limited. Therefore, admission will be on a first-come, first-served basis. Registration will open at 11:00 a.m. Pacific Daylight Time and the Annual Meeting will begin at 1:00 p.m. Pacific Daylight Time. Each stockholder should be prepared to present:

•	valid government photo identification, such as a driver’s license or passport; and

•	if you are a street name stockholder, proof of beneficial ownership as of May 11, 2017, the record date, such as your most recent account statement reflecting your stock ownership prior to May 11, 2017, along with a copy of the voting instruction card provided by your broker, bank, trustee or other nominee or similar evidence of ownership.

Use of cameras, recording devices, computers and other electronic devices, such as smart phones and tablets, will not be permitted at the Annual Meeting. Photography and video are prohibited at the Annual Meeting.

Please allow ample time for check-in. Parking is limited. Please consider using public transportation. For security reasons, stockholders should be prepared to pass through metal detectors prior to entering the Annual Meeting. Please note that large bags and packages will not be allowed at the Annual Meeting. Persons may be subject to search.

What is the effect of giving a proxy?

Proxies are solicited by and on behalf of our board of directors. Paul A. Hooper, Rex S. Jackson and Paul B. Shinn have been designated as proxies by our board of directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our board of directors as described above. If any matters not described in this proxy statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including this proxy statement and our 2016 annual report, primarily via the Internet. On or about May 19, 2017, we expect to mail to all stockholders the Notice that contains instructions on how to access our proxy materials on the Internet, how to vote at the Annual Meeting and how to request printed copies of the proxy materials and 2016 annual report. Stockholders may request to receive all future proxy materials in printed form by mail or electronically by e-mail by following the instructions contained in the Notice. We encourage stockholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of stockholders.

How many votes are needed for approval of each proposal?

•	Proposal No. 1: The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. “Plurality” means that the nominees who receive the largest number of votes cast “for” are elected as directors. As a result, any shares not voted “for” a particular nominee will not be counted in such nominee’s favor and will have no effect on the outcome of the election. You may vote “for” or “withhold” on each of the nominees for election as a director.

•	Proposal No. 2: Approval of the advisory vote regarding named executive officer compensation requires the approval of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote. However, because this proposal is an advisory vote, the result will not be binding on us or our board of directors. Our board of directors and our compensation committee will consider the outcome of the vote when establishing or modifying the compensation of our named executive officers.

•	Proposal No. 3: The ratification of the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting and entitled to vote thereon. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of this proposal.

•	Proposal No. 4: Approval of the Executive Incentive Plan requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting. Abstentions are considered votes present and entitled to vote on this proposal, and thus will have the same effect as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the vote.

What is the quorum?

A quorum is the minimum number of shares required to be present at the Annual Meeting for the Annual Meeting to be properly held under our bylaws and Delaware law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of our common stock entitled to vote at the Annual Meeting will constitute a quorum at the Annual Meeting. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Similarly, a broker may not be permitted to vote stock (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the stock. See “How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?” The shares subject to a proxy that are not being voted on a particular matter because of either stockholder withholding or broker non-vote will count for purposes of determining the presence of a quorum. Abstentions are also counted in the determination of a quorum.

How are proxies solicited for the Annual Meeting?

Our board of directors is soliciting proxies for use at the Annual Meeting. All expenses associated with this solicitation will be borne by us. We will reimburse brokers or other nominees for reasonable expenses that they incur in sending our proxy materials to you if a broker or other nominee holds shares of our common stock on your behalf.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?

Brokerage firms and other intermediaries holding shares of our common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, your broker will have discretion to vote your shares on our sole “routine” matter—the proposal to ratify the appointment of PricewaterhouseCoopers LLP. Your broker will not have discretion to vote on any other matters at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Gigamon Inc. or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to such Current Report on Form 8-K as soon as they become available.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?

We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we deliver a single copy of the Notice and, if applicable, our proxy materials to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, our proxy materials to any stockholder at a shared address to which we delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that we only send a single copy of the Notice and, if applicable, our proxy materials, such stockholder may contact us at the following address:

Gigamon Inc.

Attention: Investor Relations

3300 Olcott Street

Santa Clara, California 95054

(408) 831-4000

Stockholders who beneficially own shares of our common stock held in street name may contact their brokerage firm, bank, broker-dealer or other similar organization to request information about householding.

What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

Stockholder Proposals

Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2018 annual meeting of stockholders, our secretary must receive the written proposal at our principal executive offices not later than January 19, 2018. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Stockholder proposals should be addressed to:

Gigamon Inc.

Attention: Secretary

3300 Olcott Street

Santa Clara, California 95054

(408) 831-4000

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is (i) specified in our proxy materials with respect to such meeting, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors, or (iii) properly brought before the annual meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our secretary, which notice must contain the information specified in our bylaws. To be timely for our 2018 annual meeting of stockholders, our secretary must receive the written notice at our principal executive offices:

•	not earlier than March 5, 2018; and

•	not later than the close of business on April 4, 2018.

In the event that we hold our 2018 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary of the Annual Meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

•	the 90th day prior to such annual meeting; or

•	the 10th day following the day on which public announcement of the date of such annual meeting is first made.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, we are not required to present the proposal for a vote at such annual meeting.

Recommendation or Nomination of Director Candidates

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to our secretary at the address set forth above. For additional information regarding stockholder recommendations for director candidates, see “Board of Directors and Corporate Governance—Stockholder Recommendations for Nominations to the Board of Directors.”

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our secretary in accordance with our bylaws, which, in general, require that the notice be received by our secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in a proxy statement.

Availability of Bylaws

A copy of our bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our business affairs are managed under the direction of our board of directors, which is currently composed of ten members. Nine of our directors are independent within the meaning of the listing standards of the New York Stock Exchange. Our board of directors is divided into three staggered classes of directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. In addition, pursuant to our bylaws, our board of directors may from time to time change the authorized number of directors solely by resolution of the board of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Upon the recommendation of our nominating and corporate governance committee, we are nominating Arthur W. Coviello, Jr., Paul J. Milbury, Michael C. Ruettgers and Dario Zamarian. If elected, Messrs. Coviello, Milbury, Ruettgers and Zamarian will hold office for a three-year term until the annual meeting of stockholders to be held in 2020.

Set forth below are the names and certain information about the nominees for Class I directors. The names of, and certain information about, the continuing members of our board of directors are also set forth below. All information is as of April 30, 2017.

	Class	Age	Position	Director Since	Current Term Expires	Expiration of Term For Which Nominated
Directors with Terms expiring at the Annual Meeting/Nominees
Paul J. Milbury (1)(3)	I	68	Director	2014	2017	2020
Michael C. Ruettgers (2)	I	74	Director	2010	2017	2020
Dario Zamarian (3)	I	52	Director	2017	2017	2020
Arthur W. Coviello, Jr. (1)	I	63	Director	2017	2017	2020

Continuing Directors
Joan A. Dempsey (3)	III	61	Director	2016	2019	—
Paul A. Hooper	III	53	Chief Executive Officer and Director	2012	2019	—
John H. Kispert (2)	III	53	Director	2013	2019	—
Ted. C. Ho	II	58	Director	2014	2018	—
Corey M. Mulloy (2)	II	45	Chairman	2010	2018	—
Robert E. Switz (1)	II	70	Director	2015	2018	—

(1)	Member of our audit committee
(2)	Member of our compensation committee
(3)	Member of our nominating and corporate governance committee

Nominees for Director

Arthur W. Coviello, Jr. has served as a member of our board of directors since April 2017. Mr. Coviello has also served as a venture partner at Rally Ventures since May 2015. Previously, Mr. Coviello served as executive vice president at EMC Corporation, a data storage and information management company, and as executive chairman at RSA, the security division of EMC Corporation, from February 2011 to February 2015 and as executive vice president and president of RSA from September 2006 to January 2011. Mr. Coviello served as chief executive officer and a member of the board of directors of RSA Security, Inc., a network security company, from January 2000 until its acquisition by EMC Corporation in September 2006, as its president from March 1999 until its acquisition and as its acting chief financial officer from December 2005 to May 2006. Mr. Coviello currently serves on the board of directors of EnerNOC, Inc., a provider of energy intelligence software and services, and Synchrony Financial, a financial institution. Mr. Coviello also serves as a director of a number of private companies. Mr. Coviello also serves as a director of a number of private companies. Mr. Coviello holds a B.B.A. degree in accounting from the University of Massachusetts.

We believe Mr. Coviello is qualified to serve as a member of our board of directors because of the depth of his knowledge of business operations and extensive experience in leadership roles with technology companies, including serving on the board of public companies.

Paul J. Milbury has served as a member of our board of directors since January 2014. Mr. Milbury served as vice president of operations and chief financial officer of Starent Networks, Corp., a provider of mobile network solutions, from January 2007 until its acquisition by Cisco Systems, Inc. in December 2009. From December 2009 to July 2010, Mr. Milbury played a key role in integrating Starent Networks, Corp. into Cisco Systems, Inc. to create the Mobile Internet Technology Group. From December 2000 to March 2007, Mr. Milbury served as vice president and chief financial officer of Avid Technology, Inc., a digital media creation, management and distribution solutions company. Mr. Milbury currently serves on the board of directors of Infinera Corporation, an optical networking equipment provider. Mr. Milbury also serves as a director of a number of private companies and previously served on the board of directors of Aerohive Networks Inc., a computer networking hardware company, from January 2013 until August 2014. Mr. Milbury holds a B.B.A. degree in business and economics and an M.B.A. degree from the University of Massachusetts, Amherst.

We believe that Mr. Milbury is qualified to serve as a member of our board of directors because of his financial and operational expertise, his experience serving as the chief financial officer of numerous public companies in the networking technology industry, and his experience serving on the boards of directors of several companies.

Michael C. Ruettgers has served as a member of our board of directors since December 2010. In December 2005, he retired from his position at EMC Corporation, a data storage and data security company, where he served as chairman from 2004 to December 2005, executive chairman from 2001 to 2004, and chief executive officer from 1992 to 2001. From 1988 to 1992, Mr. Ruettgers served in various senior executive positions at EMC. Mr. Ruettgers currently serves on the boards of directors of Raytheon Corporation, a technology company specializing in defense and cybersecurity solutions. Mr. Ruettgers holds a B.S. degree in business administration from Idaho State University and an M.B.A. degree from Harvard Business School.

We believe that Mr. Ruettgers is qualified to serve as a member of our board of directors because of his extensive business experience, skills and acumen developed as a senior executive at a large public company operating in the technology industry, as well as his experience serving on the boards of directors of public companies.

Dario Zamarian has served as a member of our board of directors since January 2017. Mr. Zamarian has also served as an operating advisor at The Blackstone Group, a private equity firm, since October 2013. Prior to joining Blackstone, he served as global vice president and worldwide general manager of the Enterprise Systems & Solutions Business Unit at Dell, Inc., a personal computer and computer hardware manufacturer, from June 2012 to September 2013 and served as global vice president and worldwide general manager of Dell’s Networking Business Unit from July 2010 to November 2012. Prior to joining Dell, Mr. Zamarian served as vice president and general manager in the access routing technology group at Cisco Systems, Inc., a networking hardware and telecommunications equipment manufacturer, from November 2008 to May 2010 and as vice president and general manager of Cisco’s security systems and network management business unit from July

2004 to November 2008. Mr. Zamarian currently serves on the board of directors of Mphasis Ltd., an IT services company, and a number of private companies. Mr. Zamarian holds an M.S. degree in electrical engineering from the Polytecnico of Torino, Italy and an M.B.A. from INSEAD, France.

We believe that Mr. Zamarian is qualified to serve as a member of our board of directors because of his extensive business experience and knowledge developed in senior roles at leading technology companies.

Continuing Directors

Joan A. Dempsey has served as a member of our board of directors since June 2016. Ms. Dempsey has also served as executive vice president at Booz Allen Hamilton, a management and technology consulting firm, since October 2005, advising clients in the defense and intelligence industry on defense, cybersecurity and cyber issues. From May 2003 to October 2005, Ms. Dempsey served as the executive director of the President’s Foreign Intelligence Advisory Board, which provides advice to the President of the United States concerning intelligence activities. Ms. Dempsey also served as deputy director of Central Intelligence for Community Management from May 1998 to May 2003 and served as chief of staff for the Director of Central Intelligence Agency from August 1997 to May 1998. Prior to joining the Central Intelligence Agency, Ms. Dempsey served in several senior civilian positions in the Department of Defense, including deputy director of intelligence at the Defense Intelligence Agency, deputy assistant secretary of defense for Intelligence and Security and acting assistant secretary of defense for Command, Control, Communications and Intelligence. Ms. Dempsey also serves on the board of directors of Intelsat General Corporation, a subsidiary of Intelsat, S.A., a communications company. Ms. Dempsey holds a B.A. degree in political science from Southern Arkansas University, an M.P.A. in public administration from the University of Arkansas and an honorary doctorate from the National Intelligence University.

We believe Ms. Dempsey is qualified to serve as a member of our board of directors because of her expertise and extensive operational experience in the defense and cybersecurity industry.

Ted C. Ho has served as a member of our board of directors since August 2014. Mr. Ho has served as the chief executive officer of Datiphy Inc., a data behavior and security company, since September 2015. Prior to Datiphy, Mr. Ho co-founded our company in 2004 and previously served as a member of our board of directors from inception until his resignation in March 2013, and also served as our chief executive officer from February 2008 until his resignation in December 2012. Prior to founding our company, Mr. Ho served as vice president of engineering at Network Associates, Inc. (which later became McAfee, Inc.), a data security company, from January 2001 to May 2003. From May 1998 to January 2001, Mr. Ho served as a director of engineering at McAfee. Mr. Ho holds a B.S. degree in civil engineering from the National Cheung-Kung University in Taiwan and an M.S. degree in structural engineering and computer engineering from the University of Southern California.

We believe that Mr. Ho is qualified to serve as a member of our board of directors because of the perspective and experience he brings as our co-founder and former chief executive officer.

Paul A. Hooper has served as our chief executive officer and as a member of our board of directors since December 2012, and previously served as our vice president of marketing from July 2011 to December 2012. Prior to joining our company, he served in several positions at Extreme Networks, Inc., a network infrastructure solutions company, including the chief marketing officer, vice president and general manager for the volume products group, and chief information officer, from August 2002 to July 2011. From November 1999 to August 2002, Mr. Hooper served in several positions, including vice president of information technology, at myCFO, Inc., a financial services and advisory company. From March 1998 to November 1999, Mr. Hooper served as senior director of information technology at JDS Uniphase Corporation, a telecommunications networking company. From August 1996 to March 1998, Mr. Hooper served as senior director of networking and telecommunications at Netscape Communications Corporation, a software and services company.

We believe that Mr. Hooper is qualified to serve as a member of our board of directors because of the perspective he brings as our chief executive officer and his experience in senior management positions at several technology companies.

John H. Kispert has served as a member of our board of directors since December 2013. Mr. Kispert has served as a managing partner of Black Diamond Ventures, a venture capital firm, since March 2016. Prior to Black Diamond Ventures, Mr. Kispert served as president and chief executive officer and a director of Spansion, Inc., a manufacturer of flash memory products, from February 2009 until March 2015. On March 12, 2015 Spansion completed its merger with Cypress Semiconductor Corporation, a semiconductor and electronics manufacturer, at which time Mr. Kispert was appointed to the Cypress Board of Directors where he served until May 2016. Mr. Kispert also serves on the board of directors of TriNet Group, Inc., a cloud-based professional employer organization for small and medium-sized businesses and Barracuda Networks, Inc., a security, networking and data storage company. Mr. Kispert previously served on the board of directors of Extreme Networks, Inc., a network hardware company, from August 2015 until February 2017. Mr. Kispert holds a B.S. degree in political science from Grinnell College and an M.B.A. degree from the University of California, Los Angeles.

We believe that Mr. Kispert is qualified to serve as a member of our board of directors because of his financial and operational expertise, his experience serving as the chief executive officer and the chief financial officer of numerous public companies in the technology industry, and his experience serving on the boards of directors of public companies.

Corey M. Mulloy has served as the chairman of our board of directors since March 2013 and as a member of our board of directors since January 2010. Since 1997, he has served in several roles at Highland Capital Partners, a venture capital firm, and has been a general partner since 2005. From 1995 to 1997, Mr. Mulloy served as a financial analyst in the investment banking group at Robertson, Stephens & Co., L.L.C., an investment bank. Mr. Mulloy also serves as a director of a number of private companies. Mr. Mulloy holds a B.A. degree in economics from Swarthmore College and an M.B.A. degree from Harvard Business School.

We believe that Mr. Mulloy is qualified to serve as a member of our board of directors because of his experience in the venture capital industry analyzing, investing in and serving on the boards of directors of technology companies, as well as his perspective as a representative of one of our largest stockholders.

Robert E. (Bob) Switz has served as a member of our board of directors since June 2015. Mr. Switz served as the chairman, president and chief executive officer of ADC Telecommunications, Inc., a supplier of broadband network equipment and software, from August 2003 until its acquisition by Tyco Electronics Ltd. (now TE Connectivity Ltd.) in December 2010. From 1994 until August 2003, he served in various senior management positions at ADC, including chief financial officer, executive vice president and senior vice president. Mr. Switz served as a director of ADC from August 2003 until December 2010 and was appointed chairman of the board of directors in June 2008. Prior to ADC, Mr. Switz was employed by Burr-Brown Corp., a semiconductor solution provider to the electronics industry, most recently as vice president, chief financial officer and director, ventures and systems business. Mr. Switz served on the boards of directors of Cyan, Inc., a networking hardware and software company, from March 2011 until its acquisition by Ciena Corporation in August 2015 and Broadcom Corporation, a semiconductor company serving the wireless and broadband communication industries, from 2003 until its acquisition by Avago Technologies Ltd. in February 2016. Mr. Switz currently serves on the boards of directors for Micron Technology Inc., a developer of memory and semiconductor technology, and Marvell Technology Group Ltd., a manufacturer of semiconductors, including Ethernet, cable and DSL related communication devices. Mr. Switz holds a B.S. degree in business administration from Quinnipiac University and an M.B.A. degree from the University of Bridgeport.

We believe that Mr. Switz is qualified to serve as a member of our board of directors because of his extensive global operations, financial and general management experience and expertise developed as a senior executive at large public companies operating in the technology industry as well as considerable directorial and governance experience developed through his service on the boards of directors of several public companies.

Each member of our board of directors holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Director Independence

Our common stock is listed on the New York Stock Exchange. Under the listing standards of the New York Stock Exchange, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of the New York Stock Exchange require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the listing standards of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act and the listing standards of the New York Stock Exchange. In addition, compensation committee members must also satisfy the independence criteria set forth under the listing standards of the New York Stock Exchange.

Our board of directors has undertaken a review of the independence of each director and each director nominee. Based on information provided by each director and each director nominee concerning his or her background, employment and affiliations, our board of directors determined that Messrs. Coviello, Ho, Kispert, Milbury, Mulloy, Ruettgers, Switz and Zamarian and Ms. Dempsey do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the New York Stock Exchange. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director and director nominee has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and director nominee, and the transactions involving them described in the section titled “Certain Relationships and Related Transactions, and Director Independence.”

Board Leadership Structure

Our Corporate Governance Guidelines provides that the board of directors shall fill the chairman of the board and chief executive officer positions based upon the board’s view of what is in the best interests of our company. The chief executive officer and chairman of the board may, but need not be, the same person.

The board of directors has determined that having two different individuals serve in the roles of chairman of the board and chief executive officer is in the best interest of us and our stockholders at this time, and that separating these roles provides the right foundation to pursue strategic and operational objectives while maintaining effective oversight and objective evaluation of corporate performance. Mr. Hooper currently serves as our chief executive officer and Mr. Mulloy currently serves as our chairman of the board. The chief executive officer is responsible for setting the strategic direction and the day-to-day leadership and performance of our company, while the chairman of the board provides overall leadership to the board of directors. The chairman of the board also works with the chief executive officer to prepare board meeting agendas and chairs meetings of the board of directors.

This leadership structure allows the chief executive officer to focus on his operational responsibilities, while keeping a measure of independence between the oversight function of our board of directors and those operating decisions. The board of directors believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

Executive Sessions of Independent Directors

In order to promote open discussion among independent directors, our board of directors has a policy of conducting executive sessions of independent directors during each regularly scheduled board meeting and at such other times if requested by an independent director. These executive sessions are chaired by the chairman of our board of directors. Mr. Hooper does not participate in such sessions unless specifically invited.

Board Meetings and Committees

During our fiscal year ended December 31, 2016, the board of directors held 11 meetings (including regularly scheduled and special meetings), and each director attended at least 80% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the periods that he or she served.

We encourage, but do not require, members of our board of directors to attend our annual meetings of stockholders. Two directors attended our 2016 annual meeting of stockholders.

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is currently comprised of Messrs. Coviello, Milbury and Switz, with Mr. Milbury serving as chairman. The composition of our audit committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of our audit committee also meets the financial literacy requirements of the current New York Stock Exchange listing standards. In addition, based on Messrs. Milbury and Switz’s prior service as in several executive positions, including as the chief financial officer, of several public companies, our board of directors has determined that each of Messrs. Milbury and Switz possess, amongst other things, an understanding of generally accepted accounting principles and financial statements, experience evaluating financial statements and an understanding of internal control over financial reporting, and therefore our board of directors has determined that each of Messrs. Milbury and Switz is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act of 1933, as amended. Our audit committee, among other things:

•	selects a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helps to ensure the independence and performance of the independent registered public accounting firm;

•	discusses the scope and results of the audit with the independent registered public accounting firm, and reviews with management and the independent accountants, our interim and year end operating results;

•	oversees our accounting and financial reporting process, our internal control over financial reporting, and the performance of our internal audit function;

•	develops procedures for employees to submit concerns anonymously about questionable accounting or audit matters and oversees our compliance with applicable laws;

•	oversees our programs and reviews our policies on financial risk assessment and risk management associated with our financial reporting, accounting, auditing and tax matters;

•	reviews related party transactions;

•	obtains and reviews a report by the independent registered public accounting firm at least annually, that describes our internal quality-control procedures, any material issues with such procedures, and any steps taken to deal with such issues; and

•	approves (or, as permitted, pre-approves) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Our audit committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our audit committee is available on our website at http://investor.gigamon.com. During our fiscal year ended December 31, 2016, our audit committee held nine meetings.

Compensation Committee

Our compensation committee is currently comprised of Messrs. Kispert, Mulloy and Ruettgers, with Mr. Kispert serving as chairman. The composition of our compensation committee meets the requirements for independence under current New York Stock Exchange listing standards and SEC rules and regulations. Each member of the compensation committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The purpose of our compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our executive officers. Our compensation committee, among other things:

•	reviews, approves and determines, or makes recommendations to our board of directors regarding, the compensation of our executive officers;

•	evaluate and make recommendations to our board of directors regarding the compensation of our board of directors;

•	administers our stock and equity incentive plans;

•	reviews and approves and makes recommendations to our board of directors regarding incentive compensation and equity plans; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

Our compensation committee operates under a written charter that satisfies the applicable rules of the SEC and the listing standards of the New York Stock Exchange. A copy of the charter of our compensation committee is available on our website at http://investor.gigamon.com. During our fiscal year ended December 31, 2016, our compensation committee held 10 meetings.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is currently comprised of Ms. Dempsey and Messrs. Milbury and Zamarian, with Ms. Dempsey serving as chairperson. The composition of our nominating and corporate governance committee meets the requirements for independence under current New York Stock Exchange listing standards. Our nominating and corporate governance committee, among other things:

•	identifies, evaluates and selects, or makes recommendations to our board of directors regarding nominees for election to our board of directors and its committees;

•	evaluates the performance of our board of directors and of individual directors;

•	considers and makes recommendations to our board of directors regarding the composition of our board of directors and its committees;

•	reviews developments in corporate governance practices;

•	evaluates the adequacy of our corporate governance practices and reporting; and

•	develops and makes recommendations to our board of directors regarding corporate governance guidelines and matters.

Our nominating and corporate governance committee operates under a written charter that satisfies the applicable listing standards of the New York Stock Exchange. A copy of the charter of our nominating and corporate governance committee is available on our website at http://investor.gigamon.com. During our fiscal year ended December 31, 2016, our nominating and corporate governance committee held five meetings.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is or has been an officer or employee of our company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Considerations in Evaluating Director Nominees

Our nominating and corporate governance committee uses a variety of methods for identifying and evaluating director nominees. In its evaluation of director candidates, our nominating and corporate governance committee will consider the current size and composition of our board of directors and the needs of our board of directors and the respective committees of our board of directors. Some of the qualifications that our nominating and corporate governance committee considers include, without limitation, issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest and other commitments. Nominees must also have the ability to offer advice and guidance to our chief executive officer based on past experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are affiliated. Director candidates must have sufficient time available in the judgment of the nominating and corporate governance committee to perform all board of director and committee responsibilities. Members of the board of directors are expected to prepare for, attend and participate in all board of director and applicable committee meetings. Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating and corporate governance committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests. The nominating and corporate governance committee will also seek appropriate input from the chief executive officer from time to time in assessing the needs of the board of directors for relevant background, experience, diversity and skills of its members. The nominating and corporate governance committee may also interview director nominees.

Although our board of directors does not maintain a specific policy with respect to board diversity, our board of directors believes that our board of directors should be a diverse body, and our nominating and corporate governance committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our nominating and corporate governance committee may take into account the benefits of diverse viewpoints. Our nominating and corporate governance committee also considers these and other factors as it oversees the annual board of director and committee evaluations. After completing its review and evaluation of director candidates, our nominating and corporate governance committee recommends to our full board of directors the director nominees for selection.

Stockholder Recommendations for Nominations to the Board of Directors

Our nominating and corporate governance committee will consider candidates for director recommended by stockholders holding at least 1% of the fully diluted capitalization of the company continuously for at least twelve months prior to the date of the submission of the recommendation. The nominating and corporate governance committee will evaluate such recommendations in accordance with its charter, our bylaws, our policies and procedures for director candidates, as well as the regular director nominee criteria described above. Eligible stockholders wishing to recommend a candidate for nomination should contact our chief legal officer or our secretary in writing by letter. Such recommendations must include information about the candidate, a statement of support by the recommending stockholder, evidence of the recommending stockholder’s ownership of our stock and a signed letter from the candidate confirming willingness to serve on our board of directors. The committee has discretion to decide which individuals to recommend for nomination as directors.

Any recommendation should be sent in writing to our chief legal officer or our secretary at Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054.

Communications with the Board of Directors

Interested parties wishing to communicate with our board of directors or with an individual member or members of our board of directors may do so by writing to our board of directors or to the particular member or members of our board of directors, and mailing the correspondence to our chief legal officer at Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054. Each communication should set forth (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner.

Our chief legal officer, in consultation with appropriate members of our board of directors as necessary, will review all incoming communications and, if appropriate, all such communications will be forwarded to the appropriate member or members of our board of directors, or if none is specified, to the chairman of our board of directors.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted our Corporate Governance Guidelines which address, among other items, the responsibilities of our directors, the structure and composition of our board of directors and corporate governance policies and standards applicable to us in general. In addition, our board of directors has adopted a Code of Business Conduct and Ethics that applies to all of our employees, directors and executive officers, including our chief executive officer, chief financial officer and senior financial officers. The Corporate Governance and the Code of Business Conduct and Ethics are posted on our website at http://investor.gigamon.com. Alternatively, you may obtain a copy of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics by contacting our corporate offices by calling (408) 831-4000 or by visiting our principal executive offices at 3300 Olcott Street, Santa Clara, California 95054.

Risk Management

Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day management of risks the company faces, while our board of directors, as a whole and assisted by its committees, has responsibility for the oversight of risk management. In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are appropriate and functioning as designed.

Our board of directors believes that open communication between management and our board of directors is essential for effective risk management and oversight. Our board of directors meets with our chief executive officer and other members of the senior management team at quarterly meetings of our board of directors, where, among other topics, they discuss strategy and risks facing the company, as well as at such other times as they deem appropriate.

While our board of directors is ultimately responsible for risk oversight, our board committees assist our board of directors in fulfilling its oversight responsibilities in certain areas of risk. Our audit committee assists our board of directors in fulfilling its oversight responsibilities with respect to risk management in the areas of internal control over financial reporting and disclosure controls and procedures, accounting, auditing and tax matters, and discusses with management and the independent auditor guidelines and policies with respect to risk assessment and risk management. Our audit committee also reviews our major financial risk exposures and the steps management has taken to monitor and control these exposures. Our audit committee also monitors certain key risks on a regular basis throughout the fiscal year, such as risk associated with internal control over financial reporting and liquidity risk. Our nominating and corporate governance committee assists our board of directors in fulfilling its oversight responsibilities with respect to the management of risk associated with board organization, membership and structure, and corporate governance. Our compensation committee assesses risks created by the incentives inherent in our compensation policies. Finally, our full board of directors reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at regular meetings of the board of directors, and evaluates the risks inherent in significant transactions and legal and regulatory compliance matters.

Director Compensation

In connection with our initial public offering in 2013, our board of directors adopted our Outside Director Compensation Policy. In April 2015, our compensation committee, in consultation with Compensia, Inc. (“Compensia”), its independent compensation consultant, recommended to our board of directors, and our board of directors approved the amendments to our Outside Director Compensation Policy, which were effective upon their approval by our board of directors (the “Initial Amendment”). In January 2017, our compensation committee, in consultation with Compensia, recommended to our board of directors, and our board of directors approved, additional amendments to our Outside Director Compensation Policy, which were effective upon their approval by our board of directors (the “Additional Amendment”). Our board of directors believes that these changes to our Outside Director Compensation Policy are appropriate and consistent with the market practices based on input from our compensation committee, after its review of the Compensia market data. The Outside Director Compensation Policy, as amended, is summarized below.

Equity Compensation

Initial Award. Upon joining our board of directors, each newly elected non-employee director who joined prior to the Additional Amendment was granted an award of restricted stock units (“RSUs”) under the 2013 Equity Incentive Plan (the “2013 Plan”) with a grant date value of $400,000 (the “Initial RSU Award”). The Initial RSU Award vests in equal annual installments over a three-year period following the grant date, subject to continued service on our board of directors through each vesting date.

Beginning as of the Additional Amendment, upon joining our board of directors, each newly elected non-employee director who joins our board of directors will be granted (collectively, the “New Initial RSU Award”):

•	an award of RSUs under the 2013 Plan with a grant date value of $200,000, which award vests in equal annual installments over a three-year period following the grant date, subject to continued service on our board of directors through each vesting date; and

•	an award of RSUs under the 2013 Plan, with the number of RSUs equal to the product of (A) the number of RSUs subject to the Annual Award (as described below) granted to our non-employee directors at the last annual meeting of our stockholders multiplied by (B) a fraction (1) the numerator of which is (x) 12 minus (y) the number of fully completed months between the date of the last annual meeting of our stockholders and the date the non-employee director joins our board of directors and (2) the denominator of which is 12, rounded to the nearest unit. This award vests monthly on the same day of the month as other outstanding Annual RSU Awards as to the same number of RSUs subject to such other outstanding Annual RSU Awards, but will vest fully on the date of the next annual meeting of our stockholders held after the date of grant if not fully vested on such date, in each case, subject to continued service on our board of directors through each vesting date.

Annual RSU Award. On the day following each annual meeting of our stockholders, each non-employee director will be granted an award of RSUs under the 2013 Plan with a grant date value of $200,000 (the “Annual RSU Award”). The Annual RSU Award vests monthly as to 1/12th of the total shares subject to such award following the grant date, but vests fully on the date of the next annual meeting of our stockholders held after the date of grant if not fully vested on such date, in each case, subject to continued service on our board of directors through each vesting date.

Notwithstanding the vesting schedules described above, the vesting of each Initial RSU Award, each New Initial RSU Award, and each Annual RSU Award will accelerate in full upon a “change in control” (as defined in the 2013 Plan).

Cash Compensation

Each year, each non-employee director will receive a cash retainer of $35,000 for serving on the board of directors. The non-executive chairman of our board of directors also will receive an annual cash retainer of $27,000. Other than the retainers described in this paragraph, directors will receive no additional compensation for attending regular meetings of our board of directors.

The chairpersons and members of the three standing committees of our board of directors will be entitled to the following cash retainers each year:

Board Committee	Chairperson Fee	Member Fee
Audit Committee	$20,000	$10,000
Compensation Committee	$12,500	$7,500
Nominating and Corporate Governance Committee	$7,500	$5,000

In addition, we reimburse our directors for expenses associated with attending meetings of our board of directors and committees of our board of directors.

2016 Director Compensation

The following table provides information regarding the total compensation paid to our non-employee directors during the fiscal year ended December 31, 2016. Directors who are also our employees receive no additional compensation for their service as a director. During the fiscal year ended December 31, 2016, one director, Mr. Hooper, our chief executive officer was an employee. Mr. Hooper’s compensation is discussed in the section titled “Executive Compensation.” Additionally, Messrs. Coviello and Zamarian, who were appointed to our board of directors in April and January of 2017, respectively, did not receive compensation from us during the fiscal year ended December 31, 2016 and are not discussed below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)(2)		Total ($)
Joan A. Dempsey	19,736	(3)	399,968	(4)	419,704
Ted C. Ho (5)	35,000		199,983		234,983
John H. Kispert (5)	57,500		199,983		257,483
Paul J. Milbury (5)	60,000		199,983		259,983
Corey M. Mulloy (5)	77,000		199,983		276,983
Michael C. Ruettgers (5)	47,500		199,983		247,483
Robert E. Switz (5)	45,000		199,983		244,983

(1)	The dollar amounts in this column represent the compensation cost for the fiscal year ended December 31, 2016 of RSUs granted in the fiscal year ended December 31, 2016. These amounts have been calculated in accordance with Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”), Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 7 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017.
(2)	Each non-employee director then serving at the time was granted an automatic annual equity award of 5,894 RSUs on June 6, 2016 pursuant to the Outside Director Compensation Policy, as amended. For each award, the shares underlying the RSUs vest in 12 equal monthly installments beginning July 6, 2016, subject to the director’s continued service on the board of directors on each applicable vesting date.
(3)	Ms. Dempsey joined our board of directors in June 2016, and her cash compensation fees were prorated based on the number of days she served as a director in fiscal 2016.
(4)	Ms. Dempsey was granted an equity award of 11,872 RSUs on June 8, 2016. This equity award was Ms. Dempsey’s Initial RSU Award under the Outside Director Compensation Policy, as amended. The shares underlying the RSUs vest in equal annual installments over a three-year period on the anniversary of Ms. Dempsey’s appointment to the board of directors, subject to Ms. Dempsey’s continued service on the board of directors on each applicable vesting date.
(5)	As of the fiscal year ended December 31, 2016, Mr. Ho held a total of 2,947 outstanding RSUs and a total of 34,230 outstanding options; Mr. Kispert held a total of 2,947 outstanding RSUs and a total of 49,959 outstanding options; Mr. Milbury held a total of 2,947 outstanding RSUs and a total of 49,999 outstanding options; Mr. Mulloy held a total of 2,947 outstanding RSUs and a total of 16,959 outstanding options; Mr. Ruettgers held a total of 2,947 outstanding RSUs and a total of 16,959 outstanding options; and Mr. Switz held a total of 10,829 outstanding RSUs and no outstanding options.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is currently composed of ten members. At the Annual Meeting, four Class I directors will be elected for a three-year term to succeed the same class whose term is then expiring.

Each director’s term continues until the election and qualification of his or her successor, or such director’s earlier death, resignation or removal. In addition, pursuant to our amended and restated bylaws, our board of directors may from time to time change the authorized number of directors solely by resolution of the board of directors. In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three staggered classes of directors. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors. This classification of our board of directors may have the effect of delaying or preventing changes in control of our company.

Nominees

Our nominating and corporate governance committee has recommended, and our board of directors has approved, Arthur W. Coviello, Jr., Paul J. Milbury, Michael C. Ruettgers and Dario Zamarian as nominees for election as Class I directors at the Annual Meeting. If elected, each of Messrs. Coviello, Milbury, Ruettgers and Zamarian will serve as Class I directors until the 2020 annual meeting of stockholders and until their successors are duly elected and qualified. Each of Messrs. Coviello, Milbury, Ruettgers and Zamarian is currently a member of our board of directors. For information concerning the nominees, please see the section titled “Board of Directors and Corporate Governance.”

If you are a stockholder of record and you sign and date your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the election of Messrs. Coviello, Milbury, Ruettgers and Zamarian. We expect that Messrs. Coviello, Milbury, Ruettgers and Zamarian will accept such nomination; however, in the event that a director nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by our board of directors to fill such vacancy. If you are a street name stockholder and you do not give voting instructions to your broker or nominee, your broker will leave your shares unvoted on this matter.

Vote Required

The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THE NOMINEES NAMED ABOVE.

PROPOSAL NO. 2

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act, we are seeking an advisory, non-binding stockholder vote with respect to compensation awarded to our named executive officers for 2016.

Our executive compensation program and compensation paid to our named executive officers are described in the section titled “Executive Compensation,” including without limitation, the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion. Our compensation programs are overseen by the compensation committee and are guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, we designed our executive compensation program to:

•	Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

•	Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

We believe 2016 was a successful year for our company overall as we delivered solid year-over-year financial results led by our management and employees. We believe our 2016 executive compensation program was instrumental in helping us achieve solid financial performance in 2016 that delivered value to our investors as measured by an increase in our stock price of 70.4% from the first day of 2016 to the last day of 2016.

Based on the above, we request that stockholders approve the compensation of our named executive officers as described pursuant to the disclosure rules of the SEC pursuant to the following resolution:

RESOLVED, that the compensation paid to the Gigamon’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, in the section titled “Executive Compensation,” including, without limitation, the “Compensation Discussion and Analysis” section, compensation tables and narrative discussion, is hereby APPROVED.

Vote Required

Approval of named executive officer compensation requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

As an advisory vote, this proposal is non-binding. Although the vote is non-binding, our board of directors and our compensation committee value the opinions of our stockholders, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

APPROVAL OF THE ADVSORY RESOLUTION ON COMPENSATION PAID TO THE

COMPANY’S NAMED EXECUTIVE OFFICERS

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has appointed PricewaterhouseCoopers LLP (“PwC”), independent registered public accountants, to audit our financial statements for our fiscal year ending December 30, 2017. During our fiscal year ended December 31, 2016, PwC served as our independent registered public accounting firm.

Notwithstanding the appointment of PwC and even if our stockholders ratify the appointment, our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during our fiscal year if our audit committee believes that such a change would be in the best interests of our company and stockholders. At the Annual Meeting, our stockholders are being asked to ratify the appointment of PwC as our independent registered public accounting firm for our fiscal year ending December 30, 2017. Our audit committee is submitting the appointment of PwC to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. Representatives of PwC will be present at the Annual Meeting, and they will have an opportunity to make a statement and will be available to respond to appropriate questions from our stockholders.

If our stockholders do not ratify the appointment of PwC, our board of directors may reconsider the appointment.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees for professional audit services and other services rendered to our company by PwC for our fiscal years ended December 26, 2015 and December 31, 2016.

	2015	2016
Audit Fees (1)	$1,465,500	$1,525,000
Audit-Related Fees (2)	38,000	14,500
Tax (3)	—	126,000
All Other Fees (4)	1,800	1,600

Total Fees	$1,505,300	$1,667,100

(1)	Audit Fees consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years.
(2)	Audit-Related Fees consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.
(3)	Tax Fees consist of fees for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning. These services include research and development tax studies and determining the manufacturing deduction for tax purposes.
(4)	All Other Fees consist of permitted services other than those that meet the criteria above.

Auditor Independence

In our fiscal year ended December 31, 2016, there were no other professional services provided by PwC that would have required our audit committee to consider their compatibility with maintaining the independence of PwC.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee has established a policy governing our use of the services of our independent registered public accounting firm. Under the policy, our audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accounting firm in order to ensure that the provision of such services does not impair the public accountants’ independence. All fees paid to PwC since our initial public offering, effective June 12, 2013, were pre-approved by our audit committee.

Vote Required

The ratification of the appointment of PwC requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 4

APPROVAL OF THE EXECUTIVE INCENTIVE PLAN

We are asking stockholders to approve the Gigamon Inc. Executive Incentive Plan (the “Incentive Plan”), so that we may have the opportunity to qualify performance-based cash bonuses and equity awards as “performance-based compensation” under Section 162(m) of the Code (“Section 162(m)”). In April 2017, our board of directors adopted the Incentive Plan, subject to approval from our stockholders at the Annual Meeting.

If our stockholders approve the Incentive Plan, we would have the ability to deduct in full for federal income tax purposes the compensation recognized by our executive officers in connection with performance-based cash bonuses and equity awards granted under the Incentive Plan. Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. However, certain types of compensation, including performance-based compensation, are excluded from this deductibility limit. For performance-based cash incentives and equity awards granted under the Incentive Plan to qualify as performance-based compensation within the meaning of Section 162(m), the material terms of the Incentive Plan must be approved by our stockholders.

If our stockholders do not approve the Incentive Plan, it will not become effective. However, if that happens, we may choose to pay bonuses or grant equity awards outside of the Incentive Plan. These payments or equity awards, if any, may not be fully deductible by us for federal income tax purposes.

Summary of the Incentive Plan

The following paragraphs provide a summary of the principal features of the Incentive Plan and its operation. However, this summary is not a complete description of all of the provisions of the Incentive Plan and is qualified in its entirety by the specific language of the Incentive Plan. A copy of the Incentive Plan is provided as Appendix A to this Proxy Statement.

Purposes of the Incentive Plan

The purpose of the Incentive Plan is to motivate and reward eligible employees of our company for their service by providing incentive compensation in the form of cash bonuses and equity compensation. The cash bonuses and equity awards granted under the Incentive Plan are intended to be fully deductible under Section 162(m), but we cannot guarantee they will qualify for the performance-based exemption under Section 162(m). The Incentive Plan includes a component setting forth the terms for performance-based cash awards (the “cash component”) and a component setting forth the terms for performance-based equity awards (the “equity component”).

Cash Component

Eligibility

Actual awards under the cash component may only be issued to employees of our company, or any parent, subsidiary or affiliate of our company. As of April 30, 2017, we had approximately 750 such employees (including one employee who is also a member of our board of directors).

Administration

The cash component will be administered by our compensation committee or any other duly authorized committee of our board of the directors consisting of two or more “outside directors” within the meaning of Section 162(m) (in either case, the “administrator”). The administrator will select which of our employees (and employees of our affiliates) will be eligible to receive awards under the cash component. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance because the administrator has discretion to select the cash component participants.

Performance Periods and Performance Goals

Performance-based cash incentives may be payable to each cash component participant as a result of satisfying performance goals in a performance period. Each performance period has a length of one fiscal year or such other period as determined by the administrator. A cash component participant may be eligible for multiple and overlapping performance periods.

For each performance period, no later than the latest possible date that will not jeopardize the ability of an actual cash award to qualify as “performance-based compensation” under Section 162(m), the administrator will designate employees to participate in the cash component for the performance period, select the performance goals applicable to the performance period, establish the methodology for calculating the maximum amount earned by satisfying such performance goals (the “payout calculation methodology”), and establish a target and maximum cash award for each cash component participant for the performance period.

The performance goals will be based on a specified list, as further discussed below in the section entitled “Performance Goals.” If a performance goal is based on or calculated with respect to Shares (as defined below) and any specified corporate transaction occurs involving our company, the administrator will make equitable adjustments to the performance goal. To the extent identified in the payout calculation methodology, evaluation of performance may include or exclude certain business, financial and/or legal factors as specified by the administrator, as more fully described in the Incentive Plan.

Actual Cash Awards

Before any actual cash award is paid, the administrator must certify in writing to what extent the performance goal(s) were attained. The actual cash award payable to a cash component participant is determined using a pre-established formula that increases or decreases the cash component participant’s target award based on the level of actual performance certified by the administrator. The administrator has discretion to reduce or eliminate (but not to increase) the actual cash award of any cash component participant at any time prior to payment of the actual cash award.

Additionally, the cash component limits actual cash awards to a maximum of $4,000,000 per cash component participant in any fiscal year, even if the formula otherwise indicates a larger award. If there are multiple performance periods ending in the same fiscal year, the aggregate amount paid with respect to all performance periods ending within that fiscal year cannot exceed the maximum specified in the previous sentence, and any excess will be forfeited.

Actual cash awards are paid as soon as administratively practicable in the form of cash, shares of our common stock (“Shares”) valued at their fair market value on the date of determination, or any combination of cash and Shares as determined by the administrator. If a cash component participant’s employment is terminated due to the cash component participant’s death or disability prior to the end of a performance period, the cash component participant (or in the event of death the cash component participant’s beneficiaries) may receive a pro-rata portion of the target award as determined by the administrator. If a cash component participant’s employment is otherwise terminated during the performance period, the cash component participant will not have earned and will not be entitled to payment of any actual cash award.

Equity Component

Eligibility

Equity awards under the equity component may only be issued to employees of our company or any parent or subsidiary of our company. As of April 30, 2017, we had approximately 750 such employees (including one employee who is also a member of our board of directors).

Shares Available for Issuance

The equity component provides for the issuance of Shares through equity incentives in the form of stock options, stock appreciation rights, performance units (which include any restricted stock units that may be earned in whole or in part upon attainment of performance goals or performance objectives in accordance with the same terms as applicable to performance units under the equity component) and performance shares (collectively, “equity awards”) as the administrator may determine. Shares underlying equity awards will be issued from the 2013 Plan.

Annual Limits

The equity component contains annual grant limits intended to satisfy Section 162(m). Specifically, the maximum number of Shares covered by or the maximum initial value of equity awards that can be issued to any particular employee under the equity component in any fiscal year is set forth below:

Award Type	Annual Limit on Number of Shares or Initial Value
Stock Options	Maximum of 1,000,000 Shares (plus an additional 1,500,000 Shares in connection with the equity component participant’s initial service as an employee)
Stock Appreciation Rights	Maximum of 1,000,000 Shares (plus an additional 1,500,000 Shares in connection with the equity component participant’s initial service as an employee)
Performance Shares	Maximum of 750,000 Shares (plus an additional 1,250,000 Shares in connection with the equity component participant’s initial service as an employee)
Performance Units	Maximum of 750,000 Shares* (plus an additional 1,250,000 Shares in connection with the equity component participant’s initial service as an employee). In the case of any cash-settled performance units, the annual limit will be the dollar value based on the product of 750,000 Shares (or 1,250,000 Shares for the equity component participant’s initial service as an employee) multiplied by the fair market value of a Share as of the trading day prior to the Annual Meeting)

In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities or other change in the corporate structure affecting our common stock, the administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the equity component, will adjust the number, class and price of Shares subject to outstanding equity awards, and the equity award grant limitations discussed above.

Administration

The administrator will administer the equity component. To make grants to certain officers and key employees, the members of the applicable committee must qualify as “non-employee directors” under Rule 16b-3 of the Exchange Act.

Subject to the terms of the equity component, the administrator has the sole discretion to determine fair market value; to select the employees who will receive equity awards; to determine the number of Shares covered by each equity award; to determine the terms and conditions of equity awards; and to approve forms of equity award agreements for use under the equity component; to modify or amend each equity award (subject to the repricing restrictions under the equity component), and to interpret the provisions of the equity component and outstanding equity awards. The administrator may allow an equity component participant to defer the receipt of payment of cash or delivery of Shares that would otherwise be due to such equity component participant under an equity award. The administrator may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws and may make all other determinations deemed necessary or advisable for administering the equity component. The administrator will issue all equity awards pursuant to the terms and conditions of the equity component.

The administrator may not implement a program allowing for the cancellation of equity awards in exchange for different awards, awards of the same type, and/or cash, the transfer of an outstanding equity award to a financial institution or other person or entity selected by the administrator, or the increase or reduction of the exercise price of any outstanding equity award.

Stock Options

Each option granted under the equity component will be evidenced by an equity award agreement specifying the number of Shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the equity component.

The exercise price per Share of each option may not be less than the fair market value of a Share on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a “ten percent stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the Shares (determined on the grant date) covered by incentive stock options which first become exercisable by any equity component participant during any calendar year also may not exceed $100,000. The fair market value of the common stock is generally the closing sales price of our stock as reported on the New York Stock Exchange.

Options will vest and be exercisable at such times or under such conditions as determined by the administrator and set forth in the equity award agreement, which will include performance goals from a specified list, as further discussed below in the section entitled “Equity Award Performance Goals.” The term of an option will be specified in the equity award agreement, but the term of an incentive stock option may not be more than ten years (or five years if granted to a ten percent stockholder).

Upon the termination of an equity component participant’s active service, the unvested portion of the equity component participant’s option generally expires. The vested portion of the option will remain exercisable for the period following the equity component participant’s termination of active service that was determined by the administrator and specified in the equity component participant’s equity award agreement, and if no such period was determined by the administrator, the vested portion of the option will remain exercisable for: (i) three months following a termination of the equity component participant’s active service for reasons other than death or disability or (ii) 12 months following a termination of the equity component participant’s active service due to death or disability. In no event will the option be exercisable after the end of the option’s term.

The administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the Shares to be exercised, together with applicable tax withholdings.

Stock Appreciation Rights

A stock appreciation right gives an equity component participant the right to receive the appreciation in the fair market value of our common stock between the date the equity award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the equity award will be entitled to receive an amount determined by multiplying: (i) the difference between the fair market value of a Share on the date of exercise and the exercise price by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in Shares, or a combination of both. Each stock appreciation right granted under the equity component will be evidenced by an equity award agreement specifying the exercise price and the other terms and conditions of the equity award.

The exercise price per Share of each stock appreciation right may not be less than the fair market value of a Share on the date of grant. Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the equity award agreement, which will include performance goals from a specified list, as further discussed below in the section entitled “Equity Award Performance Goals.” The term of a stock appreciation right may not be more than ten years. The terms and conditions relating to the period of exercise of stock appreciation rights following the termination of an equity component participant’s active service are similar to those for options described above.

Performance Units and Performance Shares

Performance units and performance shares are equity awards that will result in a payment to an equity component participant only if the performance goals, performance objectives, or other vesting provisions established by the administrator are achieved or the equity awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a Share on the grant date.

Performance units or performance shares granted under the equity component will be evidenced by an equity award agreement specifying the performance period and other terms and conditions of the equity award. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, individual goals, applicable federal or state securities laws, or any other basis determined by the administrator, in its discretion. Such vesting criteria will include performance goals from a specified list, as further discussed below in the section entitled “Equity Award Performance Goals.”

After performance units or performance shares have been granted, the administrator has the discretion to reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares, but the administrator may not increase the amount payable at a given level of performance.

The administrator has the discretion to pay earned performance units or performance shares in the form of cash, Shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the applicable performance period), or a combination of both.

An equity component participant will forfeit any performance units or performance shares that have not been earned or have not vested as of the termination of his or her service with us.

Equity Award Performance Goals

The granting and/or vesting of performance shares or performance units under the equity component shall be made subject to satisfying performance goals in a performance period. Each performance period has a length of one fiscal year or such other period as determined by the administrator. An equity component participant may be eligible for multiple and overlapping performance periods. The performance goals will be based on a specified list, as further discussed below in the section entitled “Performance Goals.”

To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), no later than the latest possible date that will not jeopardize the ability of an equity award to qualify as “performance-based compensation” under Section 162(m), the administrator will in writing: (i) designate one or more equity component participants to whom an equity award will be made; (ii) select the performance goals applicable to the performance period; (iii) establish the performance goals, and amounts of such equity awards, as applicable, which may be earned for the performance period; and (iv) specify the relationship between performance goals and the amounts of such equity awards, as applicable, to be earned by each equity component participant for such performance period. Following the completion of each performance period, the administrator will certify in writing whether the applicable performance goals have been achieved for such performance period. In determining the amounts earned by an equity component participant, the administrator may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the administrator may deem relevant to the assessment of individual or corporate performance for the performance period. An equity component participant will be eligible to receive payment pursuant to an equity award for a performance period only if the performance goals for such period are achieved.

Transferability of Awards

Equity awards generally are not transferable other than by will or by the laws of descent or distribution.

Dissolution or Liquidation

In the event of a proposed dissolution or liquidation of our company, the administrator will notify each equity component participant as soon as practicable prior to the effective date of such proposed transaction. An equity award will terminate immediately prior to consummation of such proposed action to the extent the equity award has not been previously exercised.

Change in Control

The equity component provides that, in the event of a merger or Change in Control, each outstanding equity award will be treated as the administrator determines, including that each equity award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all outstanding equity awards the same in the transaction.

If the successor corporation does not assume or substitute for the equity award, the equity component participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, and with respect to equity awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for, the administrator will notify the equity component participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

Performance Goals

The performance goals require the achievement of objectives for one or more of the following measures: cash flow (including operating cash flow or free cash flow), revenue (on an absolute basis or adjusted for currency effects), gross margin, operating expenses or operating expenses as a percentage of revenue, earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), earnings per share, stock price, return on equity, total stockholder return, growth in stockholder value relative to the moving average of the S&P 500 Index or another index, return on capital, return on assets or net assets, return on investment, operating income or net operating income, operating margin, market share, overhead or other expense reduction, objective customer indicators, improvements in productivity, attainment of objective operating goals, objective employee metrics, return ratios, objective qualitative milestones, or other objective financial or other metrics relating to the progress of our company, any parent, subsidiary, or affiliate of our company, or any of their divisions or departments.

These measures may be applied to either our company or, except regarding stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined under U.S. generally accepted accounting principles (“GAAP”), under accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles. Each performance goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of our company and/or the past or current performance of other companies.

Unless the administrator provides otherwise as described in the previous paragraph, performance goals will be calculated in accordance with our company’s financial statements, generally accepted accounting principles, or under a methodology established by the administrator prior to or at the time of the issuance of an equity award and which is consistently applied with respect to a performance goal in the relevant performance period.

Forfeiture Events

Each actual cash award and equity award granted under the Incentive Plan will be subject to recoupment under any clawback policy that, in the future, we are required by applicable stock exchange rules or applicable laws to adopt (including any such clawback policy that is adopted after the grant of such award), and the administrator also may impose such other clawback, recovery, or recoupment provisions in an agreement governing such award as the administrator determines necessary or appropriate. In the event of any accounting restatement, the recipient of such award will be required to repay a portion of the proceeds received in connection with the settlement of such award earned or accrued under certain circumstances.

Amendment or Termination

If approved by our stockholders, the Incentive Plan will automatically terminate five years from the date of the Annual Meeting, unless terminated at an earlier time by our board of directors or the administrator. Our board of directors or the administrator may amend, alter, suspend, or terminate the Incentive Plan at any time. However, the amendment, alteration, suspension, or termination of the Incentive Plan will not, unless mutually agreed otherwise in a signed writing between the Incentive Plan participant and the administrator, materially impair the rights of any Incentive Plan participant, except that the administrator may amend, alter, suspend or terminate the Incentive Plan if such action is done: in a manner permitted under the Incentive Plan, to avoid additional tax or income recognition under Section 409A of the Code, to comply with applicable laws, or as necessary to ensure compliance with the requirements of Section 162(m). The administrator, in its sole determination, determines whether an amendment, alteration, suspension, or termination materially impairs the rights of any participant. We will obtain stockholder approval of any amendment to the Incentive Plan to the extent such approval is necessary or desirable to comply with applicable laws.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the Incentive Plan. The summary is based on existing U.S. laws and regulations as of the record date of the Annual Meeting, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon an equity component participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the equity component participant may reside. As a result, tax consequences for any particular equity component participant may vary based on individual circumstances.

Actual Cash Awards

Cash component participants will recognize ordinary income equal to the amount of the actual cash award received in the year of receipt. That income will be subject to applicable income and employment tax withholding by our company.

Incentive Stock Options

An equity component participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If an equity component participant exercises the option and then later sells or otherwise disposes of the Shares acquired through the exercise the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the equity component participant will recognize a capital gain or loss equal to the difference between the sale price of the Shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the equity component participant disposes of such Shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the Shares are disposed of in a transaction in which the equity component participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the equity component participant upon the disqualifying disposition of the Shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the Shares on the exercise date is treated as an adjustment item in computing the equity component participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the Shares or provide certain basis adjustments or tax credits for purposes.

Nonstatutory Stock Options

An equity component participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the equity component participant normally recognizes ordinary income equal to the amount that the fair market value of the Shares on such date exceeds the exercise price. If the equity component participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the Shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the Shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to an equity component participant. Upon exercise, the equity component participant generally will recognize ordinary income in an amount equal to the fair market value of any Shares received. Any additional gain or loss recognized upon any later disposition of the Shares would be capital gain or loss.

Performance Shares and Performance Units

An equity component participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, equity component participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted Shares received. If the equity component participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any Shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the Incentive Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Tax Effect for Our Company

We generally will be entitled to a tax deduction in connection with actual cash awards and equity awards granted under the Incentive Plan in an amount equal to the ordinary income realized by an Incentive Plan participant and at the time the Incentive Plan participant recognizes such income, except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, we can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. These conditions include (among others) stockholder approval of the Incentive Plan and its material terms, setting limits on the number of actual cash awards and equity awards that any individual may receive and, except for certain stock options and stock appreciation rights, establishing performance criteria that must be met before such awards actually will vest or be paid. The Incentive Plan has been designed to permit (but not require) the administrator to grant actual cash awards and equity awards that are intended to qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON INCENTIVE PLAN PARTICIPANTS AND OUR COMPANY WITH RESPECT TO AWARDS UNDER THE INCENTIVE PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF AN INCENTIVE PLAN PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY.

New Plan Benefits

The amount of the actual cash award that an employee may receive under the Incentive Plan is determined based on actual future performance, and the number of equity awards that an employee may receive under the Incentive Plan is in the discretion of the administrator. Therefore, the amount of such actual cash awards and the number of such equity awards cannot be determined in advance. The following table sets forth: (1) the target annual cash incentive opportunity under the applicable cash incentive compensation plan for our 2016 fiscal year, for each of the persons and groups shown below, (2) the aggregate number of shares of our common stock subject to options granted under the 2013 Equity Incentive Plan during our 2016 fiscal year, to the persons and groups shown below; (3) the average per share exercise price of such options; and (4) the aggregate number of performance-based restricted stock units (“PSUs”) granted under the 2013 Equity Incentive Plan during our 2016 fiscal year, to the persons and groups shown below.

Name of Individual or Group	Target Annual Cash Incentive Opportunity	Number of Shares Underlying Options Granted (#)	Weighted Average Exercise Price Per Share ($)	Number of PSUs Granted (#) (1)	Dollar Value of Equity Awards ($) (2)
Paul A. Hooper, Chief Executive Officer	$422,000	—	—	66,000	$1,569,480
Rex S. Jackson, Chief Financial Officer	$175,000	100,000	$57.45	—	$5,745,000
Shehzad T. Merchant, Chief Technology Officer	$151,000	—	—	20,000	$475,600
Sachi Sambandan, Senior Vice President, Engineering	$152,000	—	—	20,000	$475,600
Helmut G. Wilke, Senior Vice President, Worldwide Sales	$330,000	—	—	20,000	$475,000
All current executive officers as a group	$1,412,000	100,000	$57.45	144,000	$3,424,320
All non-employee directors as a group (3)	—	—	—	—	—
All other employees who are not executive officers, as a group	$11,228,000	70,000	$31.16	29,000	$689,620

(1)	This column represents awards of PSUs granted under the 2013 Plan possible at target levels of performance.
(2)	Reflects the aggregate grant date fair value of equity awards (with respect to PSUs, based on the number of PSUs possible at target levels of performance) computed in accordance with FASB ASC Topic 718.
(3)	The individuals in this group are not eligible to participate in the Incentive Plan.

Vote Required

Approval of the Incentive Plan requires the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the proposal at the Annual Meeting and entitled to vote thereon. Abstentions will have the effect of a vote AGAINST the proposal and broker non-votes will have no effect.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE APPROVAL OF THE INCENTIVE PLAN.

REPORT OF THE AUDIT COMMITTEE

The audit committee is a committee of our board of directors comprised solely of independent directors as required by the listing standards of the New York Stock Exchange and rules and regulations of the Securities and Exchange Commission. The audit committee operates under a written charter approved by our board of directors, which is available on our web site at http://investor.gigamon.com. The composition of the audit committee, the attributes of its members and the responsibilities of the audit committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The audit committee reviews and assesses the adequacy of its charter and the audit committee’s performance on an annual basis.

The role of the audit committee is to assist the board of directors in fulfilling its responsibilities for generally overseeing:

•	Gigamon’s accounting and financial reporting processes and internal control over financial reporting, as well as the audit and integrity of the Company’s financial statements.

•	The qualifications and independence of Gigamon’s registered public accounting firm.

•	The performance of Gigamon’s internal audit function and independent auditor.

•	Gigamon’s compliance with applicable law.

•	Risk assessment and risk management associated with Gigamon’s financial reporting, accounting, auditing and tax matters.

The audit committee appoints the independent auditors and reviews their performance and independence from management. Our independent registered public accounting firm is PricewaterhouseCoopers LLP (“PwC”). The audit committee regularly meets privately with both PwC and the internal auditors, each of whom has unrestricted access to the audit committee. With respect to the company’s financial reporting process, the management of the company is responsible for (1) establishing and maintaining internal controls and (2) preparing the company’s consolidated financial statements. PwC is responsible for (i) auditing these financial statements, (ii) expressing an opinion as to whether those financial statements fairly present Gigamon’s financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States and the effectiveness of Gigamon’s internal control over financial reporting, and (iii) discussing with us any issues they believe should be raised with us. It is the responsibility of the audit committee to oversee these activities and we meet regularly with management and PwC to consider and evaluate the adequacy, independence and integrity of these processes. It is not the responsibility of the audit committee to prepare or certify our financial statements or guarantee the audits or reports of the independent auditors. These are the fundamental responsibilities of management and our independent registered public accounting firm.

During fiscal year 2016, management of the company documented, tested and evaluated Gigamon’s internal control over financial reporting pursuant to the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and provided the audit committee with a report on the effectiveness of Gigamon’s internal control over financial reporting. The audit committee met regularly with management, the internal auditors and PwC during this process and reviewed management’s assessment, and PwC’s audit of the effectiveness of Gigamon’s internal control over financial reporting that was included in Gigamon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Additionally, in the performance of its oversight function, the audit committee has:

•	reviewed and discussed the audited financial statements with management and PwC;

•	reviewed and discussed significant accounting policies and disclosures on a regular basis;

•	reviewed the performance of the internal audit function;

•	discussed with PwC the matters required to be discussed by the statement on Auditing Standards No. 1301, as amended; and

•	received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with PwC its independence.

Based on the audit committee’s review and discussions with management and PwC referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the audit committee of the board of directors:

Paul J. Milbury (Chair)

Arthur W. Coviello, Jr.

Bob Switz

EXECUTIVE OFFICERS

The following table identifies certain information about our executive officers as of April 30, 2017. Officers are appointed by our board of directors to hold office until their successors are appointed and qualified.

Name	Age	Position
Paul A. Hooper	53	Chief Executive Officer and Director
Rex S. Jackson	57	Chief Financial Officer
Shehzad T. Merchant	48	Chief Technology Officer
Sachi Sambandan	52	Senior Vice President of Engineering
Paul B. Shinn	47	Chief Legal Officer and Senior Vice President of Corporate Development
Helmut G. Wilke	65	Senior Vice President of Worldwide Sales

Paul A. Hooper has served as our chief executive officer and as a member of our board of directors since December 2012, and previously served as our vice president of marketing from July 2011 to December 2012. Prior to joining our company, he served in several positions at Extreme Networks, Inc., a network infrastructure solutions company, including the chief marketing officer, vice president and general manager for the volume products group, and chief information officer, from August 2002 to July 2011. From November 1999 to August 2002, Mr. Hooper served in several positions, including vice president of information technology, at myCFO, Inc., a financial services and advisory company. From March 1998 to November 1999, Mr. Hooper served as senior director of information technology at JDS Uniphase Corporation, a telecommunications networking company. From August 1996 to March 1998, Mr. Hooper served as senior director of networking and telecommunications at Netscape Communications Corporation, a software and services company.

Rex S. Jackson has served as our chief financial officer since October 2016. Before joining our company, he served as chief financial officer of Rocket Fuel Inc., a digital advertising company, from March 2016 until October 2016. From January 2013 to September 2015, Mr. Jackson served as executive vice president and chief financial officer at JDS Uniphase Corporation, a provider of test and measurement solutions and optical components to the telecommunications industry, after having served as chief financial officer on an interim basis from September 2012 to January 2013. Previously, he was senior vice president, business services at JDS Uniphase from January 2011 to September 2012. Before joining JDS Uniphase, Mr. Jackson was executive vice president and chief financial officer at Symyx Technologies, Inc., a provider of hardware and software solutions for materials research, from October 2007 until its merger with Accelrys, Inc. in July 2010, its interim chief financial officer from May 2007 to October 2007, and its General Counsel from March 2007 to October 2007. Prior to joining Symyx, Mr. Jackson served in a number of legal and business roles with technology companies. Mr. Jackson holds a B.A. degree in political science from Duke University and a J.D. degree from Stanford University Law School.

Shehzad T. Merchant has served as our chief technology officer since July 2014 and previously served as our chief strategy officer from March 2013 to July 2014. Prior to joining our company, he served in various roles at Extreme Networks, Inc. from July 2009 to March 2013, including most recently as chief technology officer. From June 2006 to December 2008, Mr. Merchant served in the office of the chief technology officer of Nevis Networks, Inc., a network control company. From June 2005 to June 2006, Mr. Merchant co-founded and served as vice president of product development of Polytime Systems Inc., a software security company. From June 1996 to January 2005, Mr. Merchant served in various roles, including senior director of technology of the LAN business unit, at Extreme Networks, Inc.

Sachi Sambandan has served as our senior vice president of engineering since May 2014. Prior to joining our company, he served as vice president of hybrid cloud services at VMware Inc., a cloud and virtualization software company, from November 2009 to May 2014. From 1999 to March 2009, Mr. Sambandan was vice president of engineering at Dell Force10 (formerly Force10 Networks, Inc.), a computer networking company.

Mr. Sambandan holds a B.E. degree in electronics and communication engineering from the College of Engineering at Guindy, Chennai, an M.S. degree in electrical engineering from the University of Maryland, College Park, and an M.B.A. degree from Santa Clara University.

Paul B. Shinn has served as our chief legal officer and senior vice president of corporate development since August 2015, and previously served as our general counsel from May 2012 to August 2015. Prior to joining our company, he served in several positions at Hewlett-Packard Company, a computer hardware and information technology company, from March 2007 through May 2012, including most recently as vice president and associate general counsel of the Enterprise Group. From March 1997 to February 2007, Mr. Shinn was an attorney at the law firm Wilson Sonsini Goodrich & Rosati, P.C. Mr. Shinn holds B.A. degrees in government and philosophy from the University of Notre Dame and a J.D. degree from Santa Clara University School of Law.

Helmut G. Wilke has served as our senior vice president of worldwide sales since August 2014. In April 2017, Mr. Wilke informed us that he would be resigning as our senior vice president of worldwide sales but would continue to serve in such capacity while we conduct a search to identify his successor as well as to assist with the transition of his responsibilities and other related matters. Prior to joining our company, Mr. Wilke served as vice president of worldwide sales of the Visibility Business of Ixia, a computer networking company, from September 2013 to August 2014. From September 2010 to October 2013, Mr. Wilke was the vice president of the U.S. western region enterprise and partner group for Microsoft Corporation, a computer software and electronics company. In addition, he has also held key leadership roles in sales at Extreme Networks, Inc. from April 2007 to August 2010 and Sun Microsystems, Inc., a computer software and information technology company, from 2001 to 2007. Mr. Wilke holds an M.S. degree and a Ph.D. of social sciences from the Free University of Berlin, Germany.

EXECUTIVE COMPENSATION

The following section provides information regarding the 2016 compensation for our principal executive officer, principal financial officers, and the next three most highly-compensated executive officers who were serving as executive officers as of December  31, 2016.

Compensation Discussion and Analysis

We have based our executive compensation program on the fundamental principle that the amounts paid to our executive officers should be aligned with performance measures that increase stockholder value. This Compensation Discussion and Analysis describes the 2016 compensation program for our chief executive officer, each individual who served as our chief financial officer in 2016, and our next three most highly-compensated executive officers (the “Named Executive Officers”). During 2016, our Named Executive Officers were:

•	Paul A. Hooper, our Chief Executive Officer (our “CEO”);

•	Rex S. Jackson, our Chief Financial Officer (our “CFO”);

•	Shehzad T. Merchant, our Chief Technology Officer;

•	Sachi Sambandan, our Senior Vice President of Engineering;

•	Helmut Wilke, our Senior Vice President of Worldwide Sales; and

•	Michael J. Burns, our former Chief Financial Officer.

This Compensation Discussion and Analysis describes the material elements of our 2016 executive compensation program, It also provides an overview of our executive compensation philosophy and objectives, and analyzes how and why the compensation committee arrived at the specific compensation decisions for our executive officers, including the Named Executive Officers, for 2016, including the key factors that the compensation committee considered in determining their compensation.

Management Changes in 2016

On October 27, 2016, Mr. Burns resigned his position as our chief financial officer, effective as of that date. Subsequently, Mr. Burns remained an employee with us through February 28, 2017, pursuant to a mutual separation and release agreement dated November 9, 2016, to assist in the transition of our new chief financial officer. See the subsection titled “Mutual Separation and Release Agreement with Mr. Burns” below for additional information.

On October 27, 2016, Mr. Jackson was appointed as our chief financial officer.

Executive Summary

2016 Business Highlights

We believe 2016 was a successful year for Gigamon as we delivered on an industry leading product road map that led to solid year-over-year financial results. As successful as our overall performance was in 2016, we are mindful that this success was tempered somewhat by fourth quarter results that did not meet expectations. Our key financial results were as follows:

•	Revenue was $310.9 million, an increase of 40% from 2015;

•	Gross margin was 82%, compared to 79% in 2015;

•	Non-GAAP gross margin was 83%, compared to 80% in 2015;

•	Net income was $49.4 million, or $1.31 per diluted share, compared to net income of $6.2 million, or $0.17 per diluted share, in 2015; and

•	Non-GAAP net income was $48.0 million, or $1.26 per diluted share, compared to non-GAAP net income of $29.0 million, or $0.80 per diluted share, in 2015.

Please see Appendix B to this Proxy Statement for a reconciliation of GAAP and non-GAAP gross margin and net income.

2016 Executive Compensation Highlights

The following key compensation actions were taken with respect to the Named Executive Officers for 2016:

•	Base Salaries—Their annual base salaries were adjusted in amounts ranging from 8% to 20%, including a base salary adjustment of 20% for our CEO;

•	Cash Bonuses—Based on achievement of 139% of our total revenue and operating profits targets, their cash bonus payments ranged from 104.25% to 152.9% of their target annual cash bonus opportunities, including a cash bonus payment of $578,380 for our CEO; and

•	Long-Term Incentive Compensation—Our Named Executive Officers who qualified for an annual focal grant were granted an equal combination of PSU awards and service-vesting RSU awards with each award of both PSUs and RSUs ranging in amounts from $475,600 to $1,569,480, including awards of PSUs and RSUs granted to our CEO both in the aggregate target amount of $1,569,480, and with all awards vesting over a four-year period and, in the case of the PSUs, vesting only if we achieved certain levels of revenue and operating margin in 2016.

Pay-for-Performance Discussion

We believe our executive compensation program is reasonable, competitive, and appropriately balances the goals of attracting, motivating, rewarding, and retaining our executive officers. To ensure our executive officers’ interests are aligned with those of our stockholders and to motivate and reward individual initiative and effort, a substantial portion of their target annual total direct compensation opportunity is “at-risk” and will vary above or below target levels commensurate with our performance.

We emphasize performance-based compensation that appropriately rewards our executive officers for delivering financial, operational, and strategic results that meet or exceed pre-established goals through our cash bonus plan and sales commission plan, as well as through options, RSUs and PSUs that we use to deliver long-term incentive compensation opportunities.

The target total direct compensation opportunities for our CEO and, on average, the other Named Executive Officers during 2016 reflects this philosophy:

As illustrated by the foregoing graphics, for 2016, performance-based compensation consisting of PSU awards and annual cash bonus opportunities made up approximately 49% of the target total direct compensation opportunity for our CEO and approximately 41%, on average, of the target total direct compensation opportunity of the other Named Executive Officers. In addition, approximately 41% of our CEO’s target total direct compensation and approximately 39%, on average, of the other Named Executive Officers consisted of time-based RSU awards to further align their interests with those of our stockholders and motivate them to create long-term stock price appreciation.

Executive Compensation Policies and Practices

We maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program regularly to ensure that it supports our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. These policies and practices were in effect during 2016:

Compensation Governance Practices

✓	Independent Compensation Committee. The compensation committee is comprised solely of independent directors.

✓	Independent Compensation Committee Advisor. The compensation committee engaged its own compensation consultant to assist with its 2016 compensation reviews. This consultant performed no consulting or other services for us.

✓	Annual Executive Compensation Review. The compensation committee conducts an annual review and approval of our compensation strategy.

Executive Compensation Policies and Practices. Our compensation philosophy and related corporate governance policies and practices are complemented by several specific compensation practices designed to align our executive compensation with long-term stockholder interests, including:

✓	Compensation At-Risk. Our executive compensation program is designed so a significant portion of compensation is “at risk” based on our performance through our short-term cash and long-term incentive compensation opportunities.

✓	Limited Perquisites. We do not provide perquisites or other personal benefits to our executive officers, except where they serve a legitimate business purpose;

✓	No Tax Reimbursements. We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits, or any severance or change-in-control payments or benefits;

✓	No Special Retirement Plans. We do not offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our executive officers;

✓	No Special Health or Welfare Benefits. Our executive officers participate in the same company-sponsored health and welfare benefits programs as our other full-time, salaried employees;

✓	No “Single Trigger” Change-in-Control Arrangements. No change-in-control benefits are triggered simply by the occurrence of a change in control. All change-in-control payments and benefits are based on a “double-trigger” arrangement (that is, they require both a change in control of the Company plus a qualifying termination of employment before payments and benefits are paid);

✓	Multi-Year Vesting Requirements. The equity awards granted to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives; and

✓	Hedging and Pledging Prohibited. We prohibit our employees, including our executive officers, and directors from pledging our securities or engaging in hedging transactions.

Stockholder Advisory Vote on Named Executive Officer Compensation

At our 2016 annual meeting of stockholders, we conducted our initial non-binding stockholder advisory vote on the 2015 compensation of the Named Executive Officers (commonly known as a “Say-on-Pay” vote). Our stockholders approved the 2015 compensation of the Named Executive Officers with approximately 97% of the votes cast in favor of the proposal, a result that we believe indicates that our stockholders broadly support our executive compensation program.

As the compensation committee reviewed our executive compensation policies and practices since that vote, it has been mindful of the strong support our stockholders expressed for our approach to executive compensation. In addition, the compensation committee took into consideration the principal that we should maintain relatively consistent compensation programs for the Named Executive Officers from year to year. As a result, following its annual review of our executive compensation philosophy, the compensation committee decided to retain our general approach to executive compensation.

Every six years, we are required to conduct a non-binding shareholder advisory vote on the frequency of future “Say-on-Pay” votes. At our 2016 annual meeting of stockholders, our stockholders cast the highest number of votes for voting on an annual basis, compared to voting every two or three years. In light of this result and other factors considered by our board of directors, we decided to conduct Say-on-Pay votes on an annual basis. As a result, our next Say-on-Pay vote will be held at our 2017 annual meeting of stockholders.

Stockholder Engagement

Our CEO and CFO regularly speak with our largest stockholders on a wide range of topics. During these discussions in 2016 and early 2017, these stockholders did not raise any specific concerns with respect to our executive compensation policies and practices.

Executive Compensation Philosophy and Program Design

Our executive compensation program is guided by our overarching philosophy of only paying for demonstrable performance. Consistent with this philosophy, we have designed our executive compensation program to achieve the following primary objectives:

•	Provide compensation and benefit levels that will attract, retain, motivate, and reward a highly-talented team of executive officers within the context of responsible cost management;

•	Establish a direct link between our financial and operational results and strategic objectives and the compensation of our executive officers; and

•	Align the interests and objectives of our executive officers with those of our stockholders by linking the long-term incentive compensation opportunities to stockholder value creation and their cash incentives to our annual performance.

We structure the annual compensation of our executive officers, including the Named Executive Officers, using three principal elements: base salary, annual cash bonus opportunities, or, for Mr. Wilke, commissions, and long-term incentive compensation opportunities in the form of PSU and RSU awards. The design of our executive compensation program is influenced by a variety of factors, with the primary goals being to align the interests of our executive officers and stockholders and to link pay with performance.

Governance of Executive Compensation Program

Role of the Compensation Committee

The compensation committee discharges the responsibilities of our board of directors relating to the compensation of our executive officers, including the Named Executive Officers. With respect to our executive officers, including the Named Executive Officers, the compensation committee reviews and approves their:

•	annual base salaries;

•	cash bonuses;

•	long-term incentive compensation;

•	employment offers (including post-employment compensation arrangements); and

•	other compensation, perquisites, and other personal benefits, if any.

The compensation committee’s practice of developing and maintaining compensation arrangements that are competitive includes a balance between hiring and retaining the best possible talent and maintaining a reasonable and responsible cost structure.

The compensation committee reviews the base salary levels, annual cash bonus opportunities, and long-term incentive compensation opportunities of our executive officers, including the Named Executive Officers, at the beginning of the year, or more frequently as warranted. Typically, compensation adjustments are effective at the beginning of the year.

Compensation-Setting Process

The compensation committee does not establish a specific target for setting the target total direct compensation opportunity of our executive officers, including the Named Executive Officers. When selecting and setting the amount of each compensation element, the compensation committee considers the following factors:

•	our performance against the financial and operational objectives established by the compensation committee and our board of directors;

•	each individual executive officer’s skills, experience, and qualifications relative to other similarly-situated executives at the companies in our compensation peer group;

•	the scope of each executive officer’s role compared to other similarly-situated executives at the companies in our compensation peer group;

•	the performance of each individual executive officer, based on a subjective assessment of his or her contributions to our overall performance, ability to lead his or her business unit or function, and work as part of a team, all of which reflect our core values;

•	compensation parity among our executive officers;

•	our financial performance relative to our peers; and

•	the compensation practices of our compensation peer group and the positioning of each executive officer’s compensation in a ranking of peer company compensation levels.

These factors provide the framework for compensation decision-making and final decisions regarding the compensation opportunity for each executive officer. No single factor is determinative in setting pay levels, nor was the impact of any factor on the determination of pay levels quantifiable.

Role of Executive Officers

In discharging its responsibilities, the compensation committee works with members of our management, including our CEO. Management assists the compensation committee by providing information on Company and individual performance, market data, and its perspective on compensation matters. The compensation committee solicits and reviews our CEO’s recommendations and proposals with respect to adjustments to cash bonuses, long-term incentive compensation opportunities, program structures, and other compensation-related matters for our executive officers (other than with respect to his own compensation). The compensation committee reviews and discusses these recommendations and proposals with our CEO and uses them as one factor in determining and approving the compensation for our executive officers, including the Named Executive Officers. In setting the compensation of our CEO, he recuses himself from all discussions and recommendations regarding his own compensation.

Role of Compensation Consultant

The compensation committee engages an external compensation consultant to assist it by providing information, analysis, and other advice relating to our executive compensation program and the decisions resulting from its annual executive compensation review. For 2016, the compensation committee retained Compensia, a national compensation consulting firm, to serve as its compensation advisor. This compensation consultant serves at the discretion of the compensation committee.

During 2016, Compensia regularly attended the meetings of the compensation committee (both with and without management present) and provided the following services:

•	consulting with the compensation committee chair and other members between compensation committee meetings;

•	providing competitive market data based in part on the compensation peer group for our executive officer positions and evaluating how the compensation we pay our executive officers compares both to our performance and to how the companies in our compensation peer group compensate their executives;

•	assessing executive compensation trends within our industry, and updating on corporate governance and regulatory issues and developments;

•	providing competitive market data based on the compensation peer group for our board of directors and evaluating how the compensation we pay members of our board of directors compares to how the companies in our compensation peer group compensate their boards of directors;

•	reviewing market equity compensation practices, including “burn rate” and “overhang”;

•	reviewing the Compensation Discussion & Analysis; and

•	assessing compensation risk to determine whether our compensation policies and practices are reasonably likely to have a material adverse impact on the Company

In 2016, Compensia did not provide any services to us other than the consulting services to the compensation committee. The compensation committee regularly reviews the objectivity and independence of the advice provided by its compensation consultant on executive compensation. In 2016, the compensation committee considered the six specific independence factors adopted by the SEC and reflected in the listing standards of The New York Stock Exchange and determined that the work of Compensia did not raise any conflicts of interest.

Competitive Positioning

To compare our executive compensation against the competitive market, the compensation committee reviews and considers the compensation levels and practices of a group of comparable technology companies. The companies in this compensation peer group were selected on the basis of their similarity to us in size, industry focus, and geographic location. For 2016 pay decisions, the compensation committee used compensation data derived from the most recent update of the compensation peer group. The companies in this compensation peer group were selected on the basis of their similarity to us, based on these criteria:

•	similar revenue size—~0.5x to ~2.0x our last four fiscal quarter revenue of approximately $172 million (at the time of the peer group review in July 2015);

•	similar market capitalization—~0.5x to ~5.0x our market capitalization of $1 billion (at the time of the peer group review in July 2015);

•	strong revenue growth;

•	industry—application software, systems software, and communications equipment industries, with a secondary focus on other internet software and services companies;

•	executive positions similar in breadth, complexity, and/or scope of responsibility; and

•	competitors for executive talent.

After consultation with its compensation consultant, the compensation committee approved the following compensation peer group for 2016 executive compensation decisions:

A10 Networks	Ellie Mae	PROS Holdings
Barracuda Networks	Imperva	Qualys
Box	Infoblox	Ruckus Wireless
BroadSoft	Jive Software	SPS Commerce
CalAmp	Marketo	Tangoe
Callidus Software	MobileIron	The Rubicon Project
Cornerstone OnDemand	Proofpoint

To analyze the executive compensation practices of the companies in our compensation peer group, Compensia gathered data from public filings. This information is supplemented with a custom cut of companies from the Radford High-Technology Executive Survey database that are similar to us in revenue, market capitalization and industry and that includes all peer group companies that participate in the Radford survey. This market data was then used as a reference point for the compensation committee to assess our current executive compensation levels in its deliberations on compensation forms and amounts.

The compensation committee reviews our compensation peer group at least annually and makes adjustments to its composition, taking into account changes in both our business and the businesses of the companies in the peer group.

Individual Compensation Elements

In 2016, the primary elements of our executive compensation program consisted of base salary, an annual cash bonus opportunity, and long-term incentive compensation in the form of PSU and RSU awards.

Base Salary

Base salary represents the fixed portion of the compensation of our executive officers, including the Named Executive Officers, and is an important element of compensation intended to attract and retain highly-talented individuals. Generally, we establish the initial base salaries of our executive officers through arm’s-length negotiation at the time we hire the individual executive officer, taking into account his or her position, qualifications, experience, prior salary level, and the base salaries of our other executive officers. Thereafter, the compensation committee reviews the base salaries of our executive officers annually and makes adjustments to base salaries as it determines to be necessary or appropriate.

In February 2016, the compensation committee reviewed the base salaries of our executive officers, including the Named Executive Officers, taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own base salary), and the other factors described above. Following this review, the compensation committee determined that adjustments were necessary in some cases to maintain the competitiveness of our executive officers’ base salaries and in those cases decided to increase their base salaries compared to 2015 levels. The base salaries of the Named Executive Officers for 2016 were as follows

Named Executive Officer	2015 Base Salary	2016 Base Salary	Percentage Adjustment
Mr. Hooper	$352,000	$422,000	20%
Mr. Burns	$278,000	$320,000	15%
Mr. Merchant	$280,000	$302,000	8%
Mr. Sambandan	$279,000	$304,000	9%
Mr. Wilke	$300,000	$330,000	10%

The base salary increases were effective March 1, 2016.

In connection with his appointment as our chief financial officer on October 27, 2016, the compensation committee set Mr. Jackson’s initial annual base salary at $350,000. This decision was made by the compensation committee through arm’s-length negotiations with Mr. Jackson and after taking into consideration a competitive market analysis prepared by Compensia and the recommendation of our CEO.

Cash Bonuses

For 2016, we had a cash bonus plan, the Gigamon, Inc. Executive Corporate Bonus Plan (the “2016 Bonus Plan”), for our eligible, non-commissioned executive officers. Mr. Wilke’s annual cash incentive opportunity for 2016 was set forth in a sales commission plan, as described below.

The compensation committee designed the 2016 Bonus Plan to motivate our executive officers to drive “top line” growth (using a revenue measure), as well as “bottom line” profitability (using an operating profit measure); thereby driving execution of our annual operating plan. The compensation committee established target and maximum annual cash bonus opportunities for each of our executive officers, including the Named Executive Officers, and selected the corporate performance measures and related target levels for the year at the beginning of 2016. Under the 2016 Bonus Plan, the compensation committee was to fund a bonus pool based on our actual achievement against the pre-established target levels for each of these performance measures.

Target Annual Cash Bonus Opportunities

Each of our executive officers participating in the 2016 Bonus Plan, including the Named Executive Officers, was assigned a target annual cash bonus opportunity, the amount of which was calculated as a percentage of his average annual base salary. In February 2016, the compensation committee reviewed the target annual cash bonus opportunities of our executive officers, taking into consideration a competitive market analysis prepared by Compensia, the recommendations of our CEO (except with respect to his own target annual cash bonus opportunity), and the other factors described above.

Following this review, the compensation committee decided to maintain their target annual cash bonus opportunities at their 2015 levels. The dollar value of each Named Executive Officer’s target annual cash bonus opportunity increased, however, as a result of the increases to their 2016 base salaries. The target annual cash bonus opportunities of the Named Executive Officers for 2016 were as follows:

Named Executive Officer	2015 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2016 Target Annual Cash Bonus Opportunity (as a percentage of base salary)	2016 Target Annual Cash Bonus Opportunity ($)
Mr. Hooper	100%	100%	$422,000
Mr. Burns	50%	50%	$160,000
Mr. Merchant	50%	50%	$151,000
Mr. Sambandan	50%	50%	$152,000
Mr. Wilke	100%	100%	$330,000

In connection with his appointment as our Chief Financial Officer on October 27, 2016, the compensation committee set Mr. Jackson’s target annual cash bonus opportunity at 50% of his annual base salary. This decision was made by the compensation committee through arm’s-length negotiations with Mr. Jackson and after taking into consideration a competitive market analysis prepared by Compensia and the recommendation of our CEO.

Each participant in the 2016 Bonus Plan was eligible to earn from 0% up to 200% of his target annual cash bonus opportunity depending on our actual performance for the year.

Corporate Performance Measures

In February 2016, the compensation committee selected revenue and operating profit as the corporate performance measures for purposes of the 2016 Bonus Plan. The compensation committee selected these performance measures because it believed that they were appropriate drivers for our business as they provided a balance between generating revenue, growing our business, and managing our expenses, which enhance stockholder value over the short term.

For purposes of the 2016 Bonus Plan, “operating profit” was defined as non-GAAP operating income, which has been reconciled with operating income as calculated under generally accepted accounting principles in Appendix B to this Proxy Statement.

The target levels for each of these performance measures were based on our 2016 operating plan, which was reviewed and approved by our board of directors. These target levels were set to reward strong management performance in light of our strategic objectives and the industry and economic conditions and trends at the time the target levels were set. The mix of measures was intended to balance a top line measure (revenue) with a bottom line measure (operating profit). The compensation committee believed such a balance would drive the appropriate amount of focus on propelling growth through revenue without detracting from our ultimate performance as a whole.

In February 2016, the compensation committee set the target levels and the payment percentages for each of the corporate performance measures for 2016. The weighting of these corporate performance measures (as a percentage of each executive officer’s target annual cash bonus opportunity) and the related target levels for each measure were as follows:

Corporate Performance Measure	Weighting	Target Performance Level
Revenue (1)	75%	$290.7 million
Operating profit (2)	25%	$61.4 million

(1)	In the case of the revenue measure, we had to achieve at least $254.7 million for the 2016 Bonus Plan to fund with respect to this measure (resulting in funding at 25% of target). The funding of the 2016 Bonus Plan with respect to this measure would increase linearly up to a maximum funding of 200% of target for revenue of $323.8 million or more in 2016.
(2)	In the case of the non-GAAP operating profit measure, we had to achieve at least $42.8 million for the 2016 Bonus Plan to fund with respect to this measure (resulting in funding at 25% of target). The funding of the 2016 Bonus Plan with respect to this measure would increase linearly up to a maximum funding of 200% of target for non-GAAP operating profit of $73.4 million or more in 2016.

Individual Performance Factor

The individual performance factor under the 2016 Bonus Plan for each executive officer, including each Named Executive Officer, was based on his or her individual performance against pre-established goals. These goals were agreed to between each executive and our chief executive officer (except with respect to his own goals, which were approved by the compensation committee). Following the end of the year, the compensation committee, based on the recommendation of our chief executive officer (other than with respect to his own performance), approves an achievement percentage for his or her individual performance factor. This individual performance factor is then multiplied against the product of the corporate performance measure achievement and the amount earned for each executive officer’s year-end bonus to determine the final bonus payout.

Payout Timing

Payment of the bonus is made in two installments. In August, an interim payment is based on first half performance. Unless otherwise determined by the compensation committee, for each participant the maximum payment for the first half of 2016 would be equal to 50% of the calculated amount up to the target amount (that is, 25% of the participant’s target annual cash bonus opportunity) and the payment in early 2016 is based on annual performance less the amount paid out for performance in the first half of 2016.

2016 Cash Bonus Payments

In August 2016, the compensation committee determined that the achievement of the corporate performance measures was tracking above 100% of the target performance levels. Consequently, the compensation committee then approved an interim payment of 25% of each Named Executive Officer’s target annual cash bonus opportunity.

In February 2017, the compensation committee reviewed our financial results for 2016 against the corporate performance metrics established by the 2016 bonus plan. Using the corporate performance measurements of revenue and non-GAAP operating income, the target performance, actual performance and relative weighting were as follows:

Corporate Performance Measure	Target Performance Level	Actual Performance Level	Payment Percentage
Revenue	$290.7 million	$310.8 million	75%
Operating profits	$61.4 million	$70.0 million	25%

Based on this level of achievement, the corporate performance factor under the bonus plan goals translated into an executive bonus pool funding at 148.8% of target. Notwithstanding this performance, the compensation committee took into consideration our fourth quarter financial results which were below our expectations, and reduced the corporate performance factor for executive bonus payouts from 148.8% to 139%. The reduction was made based on looking at our achievement by quarter rather than solely on an aggregate annual basis and reflects our compensation philosophy that executive compensation should be tied to performance and aligned to the interests of our stockholders.

The target annual cash bonus opportunities and the actual cash bonus payments made to the Named Executive Officers for 2016 were as follows:

Named Executive Officer	Target Annual Cash Bonus Opportunity (as a percentage of base salary)	Cash Bonus Earned for First Half of 2016	Cash Bonus Earned for Second Half of 2016	Total Actual 2016 Cash Bonus Payment
Mr. Hooper	$422,000	$102,600	$467,780	$578,380
Mr. Burns (1)	$160,000	$39,100	$133,815	$172,915
Mr. Jackson (2)	$151,000	—	$43,865	$43,865
Mr. Merchant	$152,000	$37,300	$170,050	$207,350
Mr. Sambandan	$165,000	$37,500	$187,996	$225,496

(1)	Mr. Burns resigned his position as our chief financial officer on October 27, 2016.
(2)	Mr. Jackson was appointed as our chief financial officer on October 27, 2016.

Sales Commission Plan for Mr. Wilke

In 2016, Mr. Wilke participated in our sales commission plan. The compensation committee determined that to properly incentivize Mr. Wilke’s performance, it was appropriate to compensate him, as our top sales executive, on the same basis as the other key sales employees. His 2016 commission plan aligned with our budget and the revenue goal in our 2016 Bonus Plan.

For 2016, Mr. Wilke’s commission was based on bookings and paid monthly. We have not disclosed the specific formulae or performance targets in Mr. Wilke’s commission plan for several reasons; including our belief that disclosure would cause competitive harm. Mr. Wilke earned 132% of his 2016 target incentive compensation opportunity as a result of our exceeding our 2016 bookings target. Mr. Wilke did not participate in any other bonus plan in 2016.

Long-Term Incentive Compensation

The compensation committee believes long-term incentive compensation is an effective means for focusing our executive officers, including the Named Executive Officers, on driving increased stockholder value over a multi-year period, provides a meaningful reward for appreciation in our stock price and long-term value creation, and motivates them to remain employed with us. In 2016, the compensation committee used equity awards in the form of PSU awards pursuant to which shares of our common stock may be earned based on our performance and RSU awards that may be settled for shares of our common stock to deliver the annual long-term incentive compensation opportunities to our executive officers.

Consistent with our compensation objectives, we believe this approach aligns the contributions of our executive officers with the long term interests of our stockholders and allows them to participate in any future appreciation in our common stock. We believe that PSU awards pursuant to which shares of our common stock may be earned based on our actual performance provide an appropriate long-term incentive for our executive officers, because they are rewarded only to the extent that they achievement performance results intended to enhance our stock price growth. We also believe that RSU awards help us to retain our executive officers and reward them for long-term stock price appreciation while at the same time providing some value to the recipient even if the market price of our common stock declines.

As with their other elements of compensation, the compensation committee determines the amount of long-term incentive compensation for our executive officers as part of its annual compensation review and after taking into consideration a competitive market analysis, the recommendations of our CEO (except with respect to his own long-term incentive compensation), the outstanding equity holdings of each executive officer, the projected impact of the proposed awards on our earnings, the proportion of our total shares outstanding used for annual employee long-term incentive compensation awards (our “burn rate”) in relation to the companies in our compensation peer group, the potential voting power dilution to our stockholders (our “overhang”) in relation to the companies in our compensation peer group, and the other factors described above.

In February 2016, the compensation committee granted our executive officers, including the Named Executive Officers, a value mix of approximately 50% of PSU awards pursuant to which shares of our common stock may be earned based on our performance and 50% RSU awards that may be settled for shares of our common stock based on continued service. In addition, the compensation committee granted certain of our executive officers, including each of the Named Executive Officers, a supplemental RSU award in recognition of an error in the calculation of their 2014 stock option grants. The equity awards granted to the Named Executive Officers during 2016 were as follows:

Named Executive Officer	PSU Awards for Shares of Our Common Stock (target number of shares)	RSU Awards for Shares of Our Common Stock (number of shares)	Supplemental RSU Awards for Shares of Our Common Stock (number of shares)	Equity Awards (Aggregate Grant Date Fair Value)
Mr. Hooper	66,000	66,000	3,237	$3,215,936
Mr. Burns	20,000	20,000	8,188	$1,145,911
Mr. Merchant	20,000	20,000	491	$962,876
Mr. Sambandan	20,000	20,000	7,101	$1,120,062
Mr. Wilke	20,000	20,000	6,649	$1,109,313

The shares of our common stock subject to each of the PSU awards was to be earned over 2016 based on our revenue and operating profit performance for fiscal 2016, weighted equally. The compensation committee set the levels and payment curve for these two performance measures at the same levels as for the 2016 Bonus Plan.

With respect to any shares earned pursuant to the PSU awards, 25% of such shares were to vest on February 15, 2017, and the remaining earned shares to vest in 12 equal quarterly increments on May 15th, August 15th, November 15th, and February 15th of each year, subject to the executive officer’s continued service with us on each such vesting date. If, prior to the end of fiscal 2016, there was a “change in control,” then performance of each performance measure was to be based on actual performance of the performance measure during the shortened period ending immediately prior to the change in control.

Each of the RSU awards vests in 16 equal quarterly increments over a four-year period from the date of grant, on May 15th, August 15th, November 15th, and February 15th of each year, subject to the executive officer’s continued service with us on each such vesting date.

Each of the supplemental RSU awards vests in eight equal quarterly increments over a two-year period from the date of grant, on May 15th, August 15th, November 15th, and February 15th of each year, subject to the executive officer’s continued service with us on each such vesting date.

These awards are subject to additional vesting acceleration as described in the “Potential Payments Upon Termination or Upon Termination or Change in Control” section below.

Equity Awards for Mr. Jackson

In connection with his appointment as our chief financial officer on October 27, 2016, the compensation committee granted Mr. Jackson an option to purchase 100,000 shares of our common stock and an RSU award that may be settled for 50,000 shares of our common stock. This decision was made by the compensation committee through arm’s-length negotiations with Mr. Jackson and after taking into consideration a competitive market analysis prepared by Compensia and the recommendation of our CEO. His option vests as to 25% of the shares of our common stock subject to the option on the first anniversary of the date of grant and as to the remaining shares in 36 equal monthly increments over the subsequent three years, subject to his continued service with us on each such vesting date. His RSU award vests as to 25% of the shares of our common stock subject to the award on November 15, 2017 and as to the remaining shares in 12 equal quarterly increments over the subsequent 36 months, on May 15th, August 15th, November 15th, and February 15th of each year, subject to his continued service with us on each such vesting date.

Results of 2016 PSU Awards

In February 2017, the compensation committee determined that our total revenue for 2016 was $310.8 million and our non-GAAP operating income was $70.0 million. Accordingly, the compensation committee determined that the 2016 PSU awards were earned at 149.5% of target for our executive officers, including our Named Executive Officers, because the corporate performance measures were achieved in excess of the target level. The shares of our common stock earned for 2016 performance pursuant to the PSU awards were as follows:

Named Executive Officer	PSU Awards for Shares of Our Common Stock (target number of shares)	PSU Awards for Shares of Our Common Stock (number of shares earned)	Percentage of Target Number of Shares Earned
Mr. Hooper	66,000	98,670	149.5%
Mr. Burns	20,000	29,900	149.5%
Mr. Merchant	20,000	29,900	149.5%
Mr. Sambandan	20,000	29,900	149.5%
Mr. Wilke	20,000	29,900	149.5%

The earned shares vest according to the vesting schedule described above.

Welfare and Health Benefits

Our executive officers are eligible to participate in our employee benefit programs on the same basis as our other full-time, salaried employees. We sponsor a Section 401(k) profit-sharing plan, which is intended to qualify for favorable tax treatment under Section 401(a) of the Code. All of our U.S. employees, including the Named Executive Officers, are eligible to participate on the first day of the month following the date of hire. The Section 401(k) plan includes a salary deferral arrangement under which participants may elect to defer up to 90% of their current eligible compensation not over the statutorily prescribed limit, and have their compensation deferral contributed to the Section 401(k) plan.

In addition, our executive officers, including the Named Executive Officers, are eligible to participate in our employee benefit programs on the same basis as all of our employees. These benefits include medical, dental and vision benefits, disability insurance, basic life insurance coverage, health savings accounts, and accidental death and dismemberment insurance.

We design our employee benefits programs to be affordable and competitive in relation to the market, as well as compliant with applicable laws and practices. We adjust our employee benefits programs as needed based upon regular monitoring of applicable laws and practices and the competitive market.

Perquisites and Other Personal Benefits

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we do not provide perquisites or other personal benefits to our executive officers, including the Named Executive Officers, except in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make our executive officers more efficient and effective, and for recruitment and retention purposes.

In the future, we may provide perquisites or other personal benefits in limited circumstances, such as those described in the preceding paragraph. All future practices with respect to perquisites or other personal benefits will be approved and subject to periodic review by the compensation committee.

Employment Offer Letters

We entered into written employment offer letters with each of our executive officers, including the Named Executive Officers. Each of these agreements was approved on our behalf by the compensation committee or, in certain instances, by our board of directors.

In filling each of our executive positions, our board of directors or the compensation committee, as applicable, recognized that it would need to develop competitive compensation packages to attract qualified candidates in a dynamic labor market. At the same time, our board of directors and the compensation committee were sensitive to the need to integrate new executive officers into the executive compensation structure that we were seeking to develop, balancing both competitive and internal equity considerations.

Each of these employment offer letters provides for “at will” employment and set forth the initial compensation arrangements for the executive officer, including an initial base salary, an annual cash bonus opportunity, and an initial equity award recommendation.

For information on the specific terms and conditions of the employment offer letters of the Named Executive Officer, see the discussion of “Executive Employment Arrangements” below.

Post-Employment Compensation

We have entered into written change in control severance agreements with each of our executive officers, including the Named Executive Officers. We believe that having in place reasonable and competitive post-

employment compensation arrangements are essential to attracting and retaining highly-qualified executive officers. Our post-employment compensation arrangements are designed to provide reasonable compensation to executive officers who leave the Company under certain circumstances to facilitate their transition to new employment. Further, we seek to mitigate any potential employer liability and avoid future disputes or litigation by requiring a departing executive officer to sign a separation and release agreement acceptable to us as a condition to receiving post-employment compensation payments or benefits.

We do not consider specific amounts payable under these post-employment compensation arrangements when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive.

We believe that these arrangements are designed to align the interests of management and stockholders when considering the long-term future for the Company. The primary purpose of these arrangements is to keep our most senior executive officers focused on pursuing all corporate transaction activity that is in the best interests of stockholders regardless of whether those transactions may result in their own job loss. Reasonable post-acquisition payments and benefits should serve the interests of both the executive and our investors.

All payments and benefits in the event of a change in control of the Company are payable only if there is a subsequent loss of employment by an executive officer (a so-called “double-trigger” arrangement). In the case of the acceleration of vesting of outstanding equity awards, we use this double-trigger arrangement to protect against the loss of retention power following a change in control of the Company and to avoid windfalls, both of which could occur if vesting accelerated automatically as a result of the transaction.

We do not use excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including the Named Executive Officers.

Mutual Separation and Release Agreement with Mr. Burns

On November 9, 2016, in connection with his resignation as our chief financial officer effective October 27, 2016 (the “Resignation Date”), we entered into a mutual separation and release agreement (the “Separation Agreement”) with Mr. Burns pursuant to which he was to remain employed with us and provide reasonable transition services until February 28, 2017 or such earlier date as his services were actually terminated pursuant to the Separation Agreement.

Further, the Separation Agreement provided for Mr. Burns to receive, among other things, his compensation and benefits as in effect as of the Resignation Date through his actual termination date. If Mr. Burns executed a standard release of claims in connection with his termination of employment, he was eligible to receive:

•	a lump sum cash payment in the amount of $160,000;

•	accelerated vesting as to the unvested portion of each outstanding equity award that would have vested during the six months following his actual termination date; and

•	reimbursement of COBRA premiums until six months following his actual termination date.

In addition, if Mr. Burns worked through February 28, 2017 or his terminated was terminated at an earlier date by us other than for “cause” or by him for “good reason,” subject to his execution of a standard release of claims in connection his termination of employment, he was eligible to receive:

•	a cash bonus in accordance with our annual bonus plan based upon continuous employment through February 28, 2017;

•	any base salary that would have been paid based upon continuous employment through February 28, 2017; and

•	reimbursement of COBRA premiums until six months following February 28, 2017.

For information on the change in control severance agreements for the Named Executive Officer, as well as an estimate of the potential payments and benefits payable under these agreements as of the end of 2016, see “Potential Payments Upon Termination or Change in Control” below.

Other Compensation Policies and Practices

Equity Awards Grant Policy

We maintain an equity award policy that sets forth the guidelines pursuant to which equity awards may be granted. Under this policy, equity awards to new hires are to be granted on the 15th day of each month, or if the 15th day is not a business day, the next business day. Equity awards to current employees are expected to be granted once annually, except with promotions or unusual circumstances.

Policy Prohibiting Hedging or Pledging of Our Equity Securities

Our Insider Trading Compliance Policy prohibits all our employees, including our executive officers, and the members of our board of directors from engaging in derivative securities transactions, including hedging, with respect to our common stock and from pledging our securities as collateral or holding our securities in a margin account.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Code disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer and each of the three other most highly-compensated executive officers (other than the chief executive officer and chief financial officer) whose compensation is required to be disclosed to our stockholders under the Exchange Act in any taxable year. Remuneration in excess of $1 million may only be deducted if it is “performance-based compensation” within the meaning of Section 162(m) or qualifies for one of the other exemptions from the deductibility limit. In making compensation decisions, the compensation committee considers the potential effects of Section 162(m) on the compensation paid to the Named Executive Officers.

Prior to our becoming a public company, our board of directors had not previously taken the deductibility limit imposed by Section 162(m) into consideration in setting compensation for the covered executive officers. As a publicly-traded company, the compensation committee is mindful of the benefits of full deductibility of compensation, and intends to operate our executive compensation program to be most efficient and effective for our stockholders, which may include compliance with Section 162(m) of the Code.

Where reasonably practicable, the compensation committee seeks to qualify the performance-based incentive compensation paid or awarded to the Named Executive Officers for the “performance-based compensation” exemption from the deductibility limit of Section 162(m). As such, in approving the amount and form of compensation for the Named Executive Officers, the compensation committee considers all elements of our cost of providing such compensation, including the potential impact of Section 162(m). To maintain flexibility in compensating the Named Executive Officers in a manner designed to promote varying corporate goals, however, the compensation committee has not adopted a policy that all compensation payable to the Named Executive Officers that is subject to Section 162(m) must be deductible for federal income tax purposes. From time to time, the compensation committee may, in its judgment, approve compensation for the Named Executive Officers that does not comply with an exemption from the deductibility limit when it believes that such compensation is in the best interests of the Company and our stockholders.

Accounting for Stock-Based Compensation

We follow the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”) for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and members of our board of directors, including options to purchase shares of our common stock and other stock awards, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables required by the federal securities laws, even though the recipient of the awards may never realize any value from their awards.

Executive Employment Arrangements

Paul A. Hooper

On December 19, 2012, we entered into an offer letter agreement with Paul A. Hooper, our chief executive officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Hooper’s current annual base salary is $435,000 and he is eligible for an annual cash target bonus of $435,000. Mr. Hooper’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Hooper dated September 17, 2012, as amended by Mr. Hooper’s offer letter agreement.

Rex S. Jackson

On October 27, 2016, we entered into an offer letter agreement with Rex S. Jackson, our chief financial officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Jackson’s current annual base salary is $355,000 and he is eligible for target cash bonuses of $177,500. Mr. Jackson’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Jackson dated October 27, 2016.

Michael J. Burns

On October 27, 2016, Michael J. Burns resigned as our chief financial officer. Mr. Burns remained an employee with us, pursuant to a mutual separation and release agreement dated November 9, 2016, until his separation on February 28, 2017.

Shehzad T. Merchant

On March 8, 2013, we entered into an offer letter agreement with Shehzad T. Merchant, our chief technology officer. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Merchant’s current annual base salary is $323,000 and he is eligible for an annual cash target bonus of $161,500. Mr. Merchant’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Merchant dated April 29, 2013.

Sachi Sambandan

On April 22, 2014, we entered into an offer letter agreement with Sachi Sambandan, our senior vice president of engineering. The offer letter agreement has no specific term and constitutes at-will employment. Mr. Sambandan’s current annual base salary is $316,000 and he is eligible for an annual cash target bonus of $158,000. Mr. Sambandan’s base salary is subject to review annually. We have also entered into a change in control severance agreement with Mr. Sambandan dated May 15, 2014.

Helmut G. Wilke

On August 3, 2014, we entered into an offer letter agreement with Helmut G. Wilke, our senior vice president of worldwide sales. The offer letter agreement has no specific term and constitutes at-will employment.

Mr. Wilke’s current annual base salary is $330,000 and he is eligible for an annual cash target incentive compensation opportunity of $330,000. In April 2017, Mr. Wilke informed us that he would be resigning as our senior vice president of worldwide sales but would continue to serve in such capacity while we conduct a search to identify his successor as well as to assist with the transition of his responsibilities and other related matters. We have also entered into a change in control severance agreement with Mr. Wilke dated March  30, 2015.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the section titled “Executive Compensation” (the “Executive Compensation Disclosure”), including, without limitation, the disclosure under the heading “Compensation Discussion and Analysis,” summary executive compensation tables and related narrative information included in this proxy statement. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Executive Compensation Disclosure” be included in this proxy statement and Gigamon’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Respectfully submitted by the members of the compensation committee of the board of directors:

John H. Kispert (Chair)

Corey M. Mulloy

Michael C. Ruettgers

Summary Compensation Table

The following table provides information regarding the compensation of our Named Executive Officers during the fiscal year ended December 31, 2016.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation ($)(5)	Total ($)
Paul A. Hooper Chief Executive Officer	2016	454,976				3,215,936	(6)		578,380	9,192	4,258,484
	2015	348,624				1,479,360		1,394,490	706,000	7,950	3,936,424
	2014	330,667		182,630	(7)	1,798,015		1,676,169		6,000	3,993,481
Rex S. Jackson Chief Financial Officer	2016	62,329	(8)			2,872,500		5,745,000	43,865	2,256	8,725,950
Michael J. Burns Former Chief Financial Officer	2016	331,358				1,145,911	(9)		217,520	9,192	1,703,981
	2015	276,676				514,560		485,040	260,000	7,950	1,544,226
	2014	114,851	(10)			735,384		611,335	32,069	6,891	1,500,530
Shehzad T. Merchant Chief Technology Officer	2016	327,849				962,876	(11)		207,350	8,760	1,506,835
	2015	276,484				536,000		505,250	295,000	7,950	1,620,684
	2014	258,333				642,495		253,950	71,340	7,650	1,233,768
Sachi Sambandan Senior Vice President of Engineering	2016	319,349				1,120,062	(12)		225,496	9,192	1,674,099
Helmut G. Wilke
Senior Vice President of Worldwide Sales (15)	2016 2015	350,840 300,000		50,000	(14)	1,109,313 385,920	(13)	363,780	546,181 362,963	14,808 7,950	2,021,142 1,470,613

(1)	This column also includes cash amounts paid for accrued paid-time off in the amount of $44,573 for Mr. Hooper; $17,999 for Mr. Burns; $19,796 for Mr. Sambandan; $26,176 for Mr. Wilke; $29,763 for Mr. Merchant.
(2)	The amounts in the “Stock Awards” column reflect the aggregate grant date fair value of RSUs and PSUs granted during the fiscal years 2016, 2015 and 2014 computed in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 7 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed with the SEC on February 24, 2017. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(3)	The amounts in the “Option Awards” column reflect the aggregate grant date fair value of stock options granted during the fiscal years 2016, 2015 and 2014 computed in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 7 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.
(4)	The amounts included in the “Non-Equity Incentive Plan Compensation” column represent the amounts earned and payable pursuant to the 2015 Bonus Plan, the 2014 Gigamon Inc. Corporate Bonus Plan and the 2013 Gigamon Inc. Corporate Bonus Plan, as appropriate. The amount for Mr. Wilke in fiscal year 2015 represents the amount earned and payable to him pursuant to his sales commission plan.
(5)	The amounts included in the “All Other Compensation” column represent 401(k) matching contributions and group term life insurance payments made by us on behalf of each of Messrs. Hooper, Rex, Burns, Merchant, Sambandan and Wilke.
(6)	Includes the grant date probable value of $1,569,480 for PSUs granted in fiscal year 2016. The value of the maximum potential payout for such PSUs was $3,138,960.
(7)	The amount reflects discretionary bonuses earned and payable to Mr. Hooper.
(8)	Mr. Jackson joined us in October 2016, and his salary was prorated based on the number of days he worked.
(9)	Includes the grant date probable value of $475,600 for PSUs granted in fiscal year 2016. The value of the maximum potential payout for such PSUs was $951,200.
(10)	Mr. Burns joined us in July 2014, and his salary was prorated based on the number of days he worked.
(11)	Includes the grant date probable value of $475,600 for PSUs granted in fiscal year 2016. The value of the maximum potential payout for such PSUs was $951,200.
(12)	Includes the grant date probable value of $475,600 for PSUs granted in fiscal year 2016. The value of the maximum potential payout for such PSUs was $951,200.
(13)	Includes the grant date probable value of $475,600 for PSUs granted in fiscal year 2016. The value of the maximum potential payout for such PSUs was $951,200.
(14)	The amount reflects a signing bonus earned and payable to Mr. Wilke.
(15)	In April 2017, Mr. Wilke informed us that he would be resigning as our senior vice president of worldwide sales but would continue to serve in such capacity while we conduct a search to identify his successor as well as to assist with the transition of his responsibilities and other related matters.

Grants of Plan-Based Awards in Fiscal 2016

The following table provides information regarding grants of plan-based awards to each of our Named Executive Officers during the fiscal year ended December 31, 2016. For more information, please refer to the section titled “Executive Compensation—Compensation Discussion and Analysis.”

Name	Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value/ Incremental Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Paul A. Hooper	RSU	2/16/2016	—	—	—	—	—	—	66,000	—	—	1,569,480
	RSU	2/16/2016	—	—	—	—	—	—	3,267	—	—	76,976
	PSU	2/16/2016	—	—	—	16,500	66,000	132,000	—	—	—	1,569,480
	Bonus	N/A	—	422,000	—	—	—	—	—	—	—	—
Rex S. Jackson	RSU	11/15/2016	—	—	—	—	—	—	50,000	—	—	2,872,500
	Option	11/15/2016	—	—	—	—	—	—	—	100,000	57.45	5,745,000
	Bonus	N/A	—	175,000	—	—	—	—	—	—	—	—
Michael J. Burns	RSU	2/16/2016	—	—	—	—	—	—	—	20,000	—	475,600
	RSU	2/16/2016	—	—	—	—	—	—	—	8,188	—	194,711
	PSU	2/16/2016	—	—	—	5,000	20,000	40,000	—	—	—	475,600
	Bonus	N/A	—	160,000	—	—	—	—	—	—	—	—
Shehzad T. Merchant	RSU	2/16/2016	—	—	—	—	—	—	20,000	—	—	475,600
	RSU	2/16/2016	—	—	—	—	—	—	491	—	—	11,676
	PSU	2/16/2016	—	—	—	5,000	20,000	40,000	—	—	—	475,600
	Bonus	N/A	—	151,000	—	—	—	—	—	—	—	—
Sachi Sambandan	RSU	2/16/2016	—	—	—	—	—	—	20,000	—	—	475,600
	RSU	2/16/2016	—	—	—	—	—	—	7,101	—	—	168,862
	PSU	2/16/2016	—	—	—	5,000	20,000	40,000	—	—	—	475,600
	Bonus	N/A	—	152,000	—	—	—	—	—	—	—	—
Helmut G. Wilke	RSU	2/16/2016	—	—	—	—	—	—	20,000	—	—	475,600
	RSU	2/16/2016	—	—	—	—	—	—	6,649	—	—	158,113
	PSU	2/16/2016	—	—	—	5,000	20,000	40,000	—	—	—	475,600
	Bonus	N/A	—	330,000	—	—			—	—	—	—

(1)	Represents awards granted under our 2015 Bonus Plan or, in the case of Mr. Wilke, his sales commission plan, which were earned based on performance in the fiscal year ended December 31, 2016. These columns show the awards that were possible at the threshold, target and maximum levels of performance. The column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table shows the actual awards earned in the fiscal year ended December 31, 2016 by our Named Executive Officers under our 2015 Bonus Plan, or, in the case of Mr. Wilke, his sales commission plan.
(2)	Represents awards of PSUs granted under the 2013 Plan. These columns show the awards that were possible at the threshold, target and maximum levels of performance.
(3)	This column represents awards of RSUs granted under the 2013 Plan.
(4)	This column represents awards of stock options granted under the 2013 Plan.
(5)	Amounts in this column represent the grant date fair value of RSUs and stock options awards, calculated in accordance with FASB ASC Topic 718. The assumptions that we used to calculate these amounts are discussed in Note 7 of the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on February 24, 2017. These amounts do not correspond to the actual value that may be realized by the Named Executive Officers.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our Named Executive Officers as of December 31, 2016, the last day of our fiscal year.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul A. Hooper	3/01/2013	95,914	3,473	(2)	13.11	3/01/2023	—		—	—		—
	4/30/2013	33,742	3,924	(3)	14.70	4/30/2023	—		—	—		—
	4/30/2013	—	—		—	—	2,624	(4)	119,523	—		—
	2/14/2014	67,165	27,657	(5)	30.51	2/14/2024	—		—	—		—
	2/14/2014	—	—		—	—	18,417	(6)	838,894	—		—
	2/17/2015	63,250	74,750	(7)	21.44	2/17/2022	—		—	—		—
	2/17/2015	—	—		—	—	38,813	(8)	1,767,932	—		—
	2/16/2016	—	—		—	—	53,625	(9)	2,442,619	—		—
	2/16/2016	—	—		—	—	2,024	(10)	92,193	—		—
	2/16/2016	—	—		—	—	—		—	98,670	(11)	4,494,419
Rex S. Jackson	11/15/2016	—	100,000	(12)	57.45	11/14/2023	—		—	—		—
	11/15/2016	—	—		—	—	50,000	(13)	2,277,500	—		—
Michael J. Burns	7/29/2014	2,068	39,300	(14)	11.02	7/29/2024	—		—	—		—
	7/29/2014	—	—		—	—	25,806	(15)	1,175,463	—		—
	2/17/2015	1,000	26,000	(16)	21.44	2/17/2022	—		—	—		—
	2/17/2015	—	—		—	—	13,500	(17)	614,925	—		—
	2/16/2016	—	—		—	—	16,250	(18)	740,187	—		—
	2/16/2016	—	—		—	—	5,118	(19)	233,125	—		—
	2/16/2016	—	—		—	—	—		—	29,900	(20)	1,361,945
Shehzad T. Merchant	4/30/2013	3,472	5,209	(21)	14.70	4/30/2023	—		—	—		—
	2/14/2014	599	4,129	(22)	30.51	2/14/2024	—		—	—		—
	2/14/2014	—	—		—	—	2,792	(23)	127,176	—		—
	2/17/2015	2,083	27,084	(24)	21.44	2/17/2022	—		—	—		—
	2/17/2015	—	—		—	—	14,063	(25)	640,570	—		—
	2/16/2016	—	—		—	—	16,250	(26)	740,187	—		—
	2/16/2016	—	—		—	—	307	(27)	13,984	—		—
	2/16/2016	—	—		—	—	—		—	29,900	(28)	1,361,945
Sachi Sambandan	5/15/2014	59,383	32,565	(29)	17.57	5/15/2024	—		—	—		—
	5/15/2014	—	—		—	—	21,344	(30)	972,219	—		—
	2/17/2015	13,750	16,250	(31)	21.44	2/17/2022	—		—	—		—
	2/17/2015	—	—		—	—	8,438	(32)	384,351	—		—
	2/16/2016	—	—		—	—	16,250	(33)	740,187	—		—
	2/16/2016	—	—		—	—	4,439	(34)	202,196	—		—
	2/16/2016	—	—		—	—	—		—	29,900	(35)	1,361,945

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Helmut G. Wilke	8/26/2014	45,248	32,320	(36)	10.85	8/26/2024	—		—	—		—
	8/26/2014	—	—		—	—	20,162	(37)	918,379	—		—
	2/17/2015	16,500	19,500	(38)	21.44	2/17/2022	—		—	—		—
	2/17/2015	—	—		—	—	10,125	(39)	461,194	—		—
	2/16/2016	—	—		—	—	16,250	(40)	740,187	—		—
	2/16/2016	—	—		—	—	4,156	(41)	189,306	—		—
	2/16/2016	—	—		—	—	—		—	29,900	(42)	1,361,945

(1)	The market value of unvested shares is calculated by multiplying the number of unvested shares held by the applicable named executive officer by the closing price of our common stock on December 30, 2016, which was $45.55 per share.
(2)	These options commenced vesting on January 1, 2013 and will vest, subject to Mr. Hooper’s continued role as a service provider to us, with respect to 1/48th of the total shares monthly thereafter.
(3)	These options vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 50% of the total shares on May 1, 2015, and with respect to 1/48th of the total shares monthly thereafter.
(4)	The shares underlying the RSUs vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 50% of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(5)	These options vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 25% of the total shares on February 14, 2015, and with respect to 1/36th of the remaining shares monthly thereafter.
(6)	The shares underlying the RSUs vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2014, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(7)	These options vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 25% of the total shares on February 17, 2016, and with respect to 1/36th of the remaining shares monthly thereafter.
(8)	The shares underlying the RSUs vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(9)	The shares underlying the RSUs vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2016, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(10)	The shares underlying the RSUs vest, subject to Mr. Hooper’s continued role as a service provider to us, as to 1/8th of the RSUs on May 15, 2016, and with respect to 1/8th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(11)	This amount represents 149.5% of the target shares underlying 2016 PSUs awards. In February 2017, compensation committee determined that the 2016 PSUs were earned at 149.5% of target. The earned shares underlying the 2016 PSUs vest 25% of such shares on February 15, 2017, and the remaining earned shares to vest in 12 equal quarterly increments on May 15th, August 15th, November 15th, and February 15th of each year thereafter.
(12)	These options vest, subject to Mr. Jackson’s continued role as a service provider to us, as to 25% of the total shares on October 27, 2017, and with respect to 1/36th of the remaining shares monthly thereafter.
(13)	The shares underlying the RSUs vest, subject to Mr. Jackson’s continued role as a service provider to us, as to 25% of the RSUs on November 15, 2017 and with respect to 1/16th of the total RSUs vesting on February 15, May 15, August 15 and November 15 of each year thereafter.
(14)	These options vest, subject to Mr. Burns’ continued role as a service provider to us, as to 25% of the total shares on July 22, 2015, and with respect to 1/36th of the remaining shares monthly thereafter.

(15)	The shares underlying the RSUs vest, subject to Mr. Burns’ continued role as a service provider to us, as to 25% of the RSUs on August 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(16)	These options vest, subject to Mr. Burns’ continued role as a service provider to us, as to 25% of the total shares on February 17, 2016, and with respect to 1/36th of the remaining shares monthly thereafter.
(17)	The shares underlying the RSUs vest, subject to Mr. Burns’ continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(18)	The shares underlying the RSUs vest, subject to Mr. Burns’ continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2016, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(19)	The shares underlying the RSUs vest, subject to Mr. Burns’ continued role as a service provider to us, as to 1/8th of the RSUs on May 15, 2016, and with respect to 1/8th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(20)	This amount represents 149.5% of the target shares underlying 2016 PSUs awards. In February 2017, compensation committee determined that the 2016 PSUs were earned at 149.5% of target. The earned shares underlying the 2016 PSUs vest 25% of such shares on February 15, 2017, and the remaining earned shares to vest in 12 equal quarterly increments on May 15th, August 15th, November 15th, and February 15th of each year thereafter. For Mr. Burns, vesting is further subject to the Separation Agreement.
(21)	These options vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 25% of the total shares on March 29, 2014, and with respect to 1/36th of the remaining shares monthly thereafter.
(22)	These options vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 25% of the total shares on February 14, 2015, and with respect to 1/36th of the remaining shares monthly thereafter.
(23)	The shares underlying the RSUs vest, subject to Mr. Merchant’s continued role as a service provider to us, as to1/16th of the RSUs on May 15, 2014, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(24)	These options vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 25% of the total shares on February 17, 2016, and with respect to 1/36th of the remaining shares monthly thereafter.
(25)	The shares underlying the RSUs vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(26)	The shares underlying the RSUs vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2016, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(27)	The shares underlying the RSUs vest, subject to Mr. Merchant’s continued role as a service provider to us, as to 1/8th of the RSUs on May 15, 2016, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(28)	This amount represents 149.5% of the target shares underlying 2016 PSUs awards. In February 2017, compensation committee determined that the 2016 PSUs were earned at 149.5% of target. The earned shares underlying the 2016 PSUs vest 25% of such shares on February 15, 2017, and the remaining earned shares to vest in 12 equal quarterly increments on May 15th, August 15th, November 15th, and February 15th of each year thereafter.
(29)	These options vest, subject to Mr. Sambandan’s continued role as a service provider to us, as to 25% of the total shares on May 15, 2015, and with respect to 1/36th of the remaining shares monthly thereafter.
(30)	The shares underlying the RSUs vest, subject to Mr. Sambandan’s continued role as a service provider to us, as to 25% of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(31)	These options vest, subject to Mr. Sambandan’s continued role as a service provider to us, as to 25% of the total shares on February 17, 2016, and with respect to 1/36th of the remaining shares monthly thereafter.
(32)	The shares underlying the RSUs vest, subject to Mr. Sambandan’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(33)	The shares underlying the RSUs vest, subject to Mr. Sambandan’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2016, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.

(34)	The shares underlying the RSUs vest, subject to Mr. Sambandan’s continued role as a service provider to us, as to 1/8th of the RSUs on May 15, 2016, and with respect to 1/8th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(35)	This amount represents 149.5% of the target shares underlying 2016 PSUs awards. In February 2017, compensation committee determined that the 2016 PSUs were earned at 149.5% of target. The earned shares underlying the 2016 PSUs vest 25% of such shares on February 15, 2017, and the remaining earned shares to vest in 12 equal quarterly increments on May 15th, August 15th, November 15th, and February 15th of each year thereafter.
(36)	These options vest, subject to Mr. Wilke’s continued role as a service provider to us, as to 25% of the total shares on August 11, 2015, and with respect to 1/36 of the remaining shares monthly thereafter.
(37)	The shares underlying the RSUs vest, subject to Mr. Wilke’s continued role as a service provider to us, as to 25% of the RSUs on August 15, 2015, and with respect to 1/16th of the total RSUs vesting on November 15, February 15, May 15 and August 15 of each year thereafter.
(38)	These options vest, subject to Mr. Wilke’s continued role as a service provider to us, as to 25% of the total shares on February 17, 2016, and with respect to 1/36th of the remaining shares monthly thereafter.
(39)	The shares underlying the RSUs vest, subject to Mr. Wilke’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2015, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(40)	The shares underlying the RSUs vest, subject to Mr. Wilke’s continued role as a service provider to us, as to 1/16th of the RSUs on May 15, 2016, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(41)	The shares underlying the RSUs vest, subject to Mr. Wilke’s continued role as a service provider to us, as to 1/8th of the RSUs on May 15, 2016, and with respect to 1/16th of the total RSUs vesting on August 15, November 15, February 15 and May 15 of each year thereafter.
(42)	This amount represents 149.5% of the target shares underlying 2016 PSUs awards. In February 2017, compensation committee determined that the 2016 PSUs were earned at 149.5% of target. The earned shares underlying the 2016 PSUs vest 25% of such shares on February 15, 2017, and the remaining earned shares to vest in 12 equal quarterly increments on May 15th, August 15th, November 15th, and February 15th of each year thereafter.

Option Exercises and Stock Awards Vesting During Fiscal 2016

The following table sets forth the number of shares acquired and the value realized upon exercise of stock options and vesting of stock awards during the fiscal year ended December 31, 2016 by each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Paul A. Hooper	124,077	4,002,185	50,820	2,057,739
Rex S. Jackson	—	—	—	—
Michael J. Burns	66,915	1,665,514	27,566	1,113,158
Shehzad T. Merchant	84,231	2,452,310	17,917	649,176
Sachi Sambandan	—	—	24,391	987,010
Helmut G. Wilke	—	—	22,263	903,058

(1)	The value realized on exercise of option awards is calculated as the difference between the closing market price of the shares of our common stock underlying the options exercised and the applicable exercise price of those options.

(2)	The value realized on vesting of stock awards is calculated by multiplying the number of stock by the closing market price of our common stock underlying the shares on each vesting date of the stock award.

Potential Payments Upon Termination or Upon Termination or Change in Control

We entered into change in control severance agreements with our Named Executive Officers that provide for the severance compensation described below.

Upon a termination of employment without cause or resignation for good reason (as such terms are defined in the agreements) before the date that is three months prior to a change in control of our company or following the date that is 12 months following a change in control, the executive will receive (1) a cash severance payment equal to six months (12 months, in the case of Mr. Hooper) of his or her base salary, (2) reimbursement for COBRA premiums for up to six months (12 months in the case of Mr. Hooper), and (3) six months (12 months in the case of Mr. Hooper) of accelerated vesting of his or her outstanding equity awards.

Upon a termination of employment without cause or resignation for good reason during the period beginning three months prior to a change in control and ending 12 months following a change in control, the executive will receive (1) a cash severance payment equal to six months (12 months in the case of Mr. Hooper) of his or her base salary, (2) reimbursement for COBRA premiums for up to six months (12 months in the case of Mr. Hooper), and (3) either 24 months of accelerated vesting of his or her equity awards if the change in control occurs within the first 12 months following the executive’s date of hire, or full accelerated vesting if the change in control occurs after the first 12 months following the executive’s date of hire.

The agreements require the executive to sign and not revoke a general release of claims in favor of the company as a condition of receiving the severance and equity acceleration benefits described above. The agreements each have a three-year term and then renew automatically for successive one year terms unless either party provides the other party with written notice of non-renewal at least 60 days prior to the end of the then-current term.

The agreements also provide that in the event any amounts in the agreement or otherwise constitute “parachute payments” within the meaning of Section 280G of the Code, and could be subject to the related excise tax, the executive would be entitled to receive either full payment of benefits or such lesser amount that would result in no portion of the benefits being subject to an excise tax, whichever results in the greater amount of after-tax benefits to the executive.

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described below, assuming that the triggering event took place on December 31, 2016, the last day of our fiscal year.

Named executive officer	Termination Without Cause or Resignation for Good Reason Not in Connection with a Change in Control ($)	Termination Without Cause or Resignation for Good Reason in Connection with a Change in Control ($)(1)
Paul A. Hooper
Severance payment	352,000	352,000
Continued health coverage	27,721	27,721
Accelerated vesting (2)	4,810,423	12,207,483
Total:	5,190,144	12,587,204
Rex S. Jackson
Severance payment	175,000	175,000
Continued health coverage	13,861	13,861
Accelerated vesting (2)	—	1,138,750
Total:	188,861	1,327,611
Michael J. Burns (3)
Severance payment	247,000	160,000
Continued health coverage	13,861	13,861
Accelerated vesting (2)	2,238,064	2,238,064
Total:	2,498,925	2,411,925
Shehzad T. Merchant
Severance payment	151,000	151,000
Continued health coverage	11,811	11,811
Accelerated vesting (2)	991,538	3,759,655
Total:	1,154,349	3,922,466
Sachi Sambandan
Severance payment	152,000	152,000
Continued health coverage	13,861	13,861
Accelerated vesting (2)	1,356,739	4,963,854
Total:	1,522,600	5,129,715
Helmut G. Wilke (4)
Severance payment	185,000	185,000
Continued health coverage	4,415	4,415
Accelerated vesting (2)	1,339,913	5,262,660
Total:	1,529,328	5,452,075

(1)	A qualifying termination of employment is considered “in connection with a change in control” if such termination occurs within the period commencing three months before and ending 12 months after a “change in control.”
(2)	For purposes of valuing accelerated vesting, the values indicated in the table are calculated, with respect to stock options, as the aggregate difference between $45.55, the closing price of a share of our common stock on December 30, 2016, and the exercise price of the applicable option, multiplied by the number of unvested shares accelerated, and, with respect to RSUs, $45.55, the closing price of a share of our common stock on December 30, 2016, multiplied by the number of unvested RSUs accelerated. With respect to PSUs, the values above reflect the number of PSUs actually earned during fiscal 2016 multiplied by $45.55, the closing price of a share of our common stock on December 30, 2016.
(3)	Mr. Burns resigned as our chief financial officer effective October 27, 2016 but remained an employee with us, pursuant to a mutual separation and release agreement dated November 9, 2016, until his separation on February 28, 2017. See the section titled “Certain Relationships and Related Transaction, and Director Independence—Mutual Separation and Release Agreement” for additional information.
(4)	In April 2017, Mr. Wilke informed us that he would be resigning as our senior vice president of worldwide sales but would continue to serve in such capacity while we conduct a search to identify his successor as well as to assist with the transition of his responsibilities and other related matters.

Equity Compensation Plan Information

The following table summarizes our equity compensation plan information as of December 31, 2016. Information is included for equity compensation plans approved by our stockholders and equity compensation plans not approved by our stockholders. We will not grant equity awards in the future under any of the equity compensation plans not approved by our stockholders included in the table below.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by stockholders (2)	3,472,235	$21.35	3,569,819
Equity compensation plans not approved by stockholders	—	—	—
Total	3,472,235	$21.35	3,569,819

(1)	The weighted average exercise price is calculated based solely on outstanding stock options. It does not take into account the shares of our common stock underlying restricted stock units, which have no exercise price.
(2)	Includes the following plans: the 2013 Plan and 2013 Employee Stock Purchase Plan (the “ESPP”). Our 2013 Plan provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 1,464,740 shares, (ii) 5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. Our ESPP provides that on the first day of each fiscal year beginning in 2014, the number of shares available for issuance thereunder is automatically increased by a number equal to the least of (i) 439,422 shares, (ii) 1.5% of the outstanding shares of our common stock as of the last day of the immediately preceding fiscal year, or (iii) such other amount as our board of directors may determine. On January 1, 2017, the number of shares available for issuance under our 2013 Plan and our ESPP increased by 1,464,740 shares and 439,422 shares, respectively, pursuant to these provisions. These increases are not reflected in the table above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of April 30, 2017 for:

•	each of our directors and nominees for director;

•	each of our Named Executive Officers;

•	all of our current directors and executive officers as a group; and

•	each person or group, who beneficially owned more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 36,739,122 shares of our common stock outstanding as of April 30, 2017. We have deemed shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of April 30, 2017 or issuable pursuant to restricted stock units which are subject to vesting conditions expected to occur within 60 days of April 30, 2017 to be outstanding and to be beneficially owned by the person holding the stock option or restricted stock unit for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Gigamon Inc., 3300 Olcott Street, Santa Clara, California 95054. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Named Executive Officers, Directors and Director Nominees:
Paul A. Hooper (1)	325,698	*
Rex S. Jackson	—
Mike Burns (2)	58,686	*
Helmut Wilke (3)	95,782	*
Shehzad Merchant (4)	40,356	*
Sachi Sambandan (5)	108,341	*
Corey M. Mulloy (6)	136,265	*
John H. Kispert (7)	62,778	*
Ted C. Ho (8)	582,615	1.6%
Paul J. Milbury (9)	62,818	*
Michael C. Ruettgers (10)	130,978	*
Robert E. Switz (11)	10,817	*
Joan A. Dempsey (12)	3,957	*
Dario Zamarian (13)	3,467	*
Arthur W. Coviello, Jr. (14)	982	*
All current executive officers, directors and director nominees as a group (16 persons) (15)	1,682,409	4.5%
5% Stockholders:
Allianz Global Investors U.S. Holdings LLC (16)	2,239,382	6.2%
The Vanguard Group (17)	2,806,175	7.76%
BlackRock, Inc. (18)	2,238,468	6.2%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our common stock.

(1)	Consists of (i) 15,290 shares held by Mr. Hooper as of April 30, 2017 and (ii) 310,408 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(2)	Consists of (i) 58,686 shares held by Mr. Burns as of April 30, 2017 and (ii) no shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(3)	Consists of (i) 13,752 shares held by Mr. Wilke as of April 30, 2017 and (ii) 82,030 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(4)	Consists of (i) 17,516 shares held by Mr. Merchant as of April 30, 2017 and (ii) 22,840 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(5)	Consists of (i) 13,332 shares held by Mr. Sambandan as of April 30, 2017 and (ii) 95,009 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(6)	Consists of (i) 12,430 shares held by Mr. Mulloy as of April 30, 2017, (ii) 23,835 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30 2017, (iii) 61,481 shares held by Highland Capital Partners VII Limited Partnership, a Delaware limited partnership (“Highland Capital VII”), (iv) 14,897 shares held by Highland Capital Partners VII-B Limited Partnership, a Delaware limited partnership (“Highland Capital VII-B”), (v) 21,696 shares held by Highland Capital Partners VII-C Limited Partnership, a Delaware limited partnership (“Highland Capital VII-C”) and (vi) 1,926 shares held by Highland Entrepreneurs’ Fund VII Limited Partnership, a Delaware limited partnership (“Highland Entrepreneurs’ Fund,” and collectively with Highland Capital VII, Highland Capital VII-B and Highland Capital VII-C, the “Highland Investing Entities”). Highland Management Partners VII Limited Partnership, a Delaware limited partnership (“HMP VII”), is the general partner of the Highland Investing Entities. Highland Management Partners VII, LLC, a Delaware limited liability company (“Highland Management”), is the general partner of HMP VII. Sean M. Dalton, Robert J. Davis, Paul A. Maeder, Daniel J. Nova and Corey M. Mulloy, are the managing members of Highland Management. Highland Management, as the general partner of the general partner of the Highland Investing Entities, is deemed to have beneficial ownership of the shares held by the Highland Investing Entities. The managing members of Highland Management are deemed to share voting and investment power over the shares held by the Highland Investing Entities. The address for the entities affiliated with Highland Capital Partners is One Broadway, 16th Floor, Cambridge, MA 02142.
(7)	Consists of (i) 5,943 shares held by Mr. Kispert as of April 30, 2017 and (ii) 56,835 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(8)	Consists of (i) 11,837 shares held by Mr. Ho as of April 30, 2017, (ii) 30,409 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017, (iii) 160,919 shares held by the Ted Ching-Lin Ho Nevada Gift Trust, of which Mr. Ho is a beneficiary, (iv) 213,531 shares held by the Ted and Julie Ho Living Trust, of which Mr. Ho is a grantor and trustee, (v) 160,919 shares held by the Julie Hsiao Ling Ho Nevada Gift Trust, of which Mr. Ho is a beneficiary and (vi) 5,000 shares held by Tiffany Fay Ho & Julie Ho JTWROS of which the wife of Mr. Ho is a trustee.
(9)	Consists of (i) 5,943 shares held by Mr. Milbury as of April 30, 2017 and (ii) 56,875 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(10)	Consists of (i) 106,143 shares held by Mr. Ruettgers as of April 30, 2017, (ii) 1,000 shares held by the wife of Mr. Ruettgers, and (iii) 23,835 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(11)	Consists of (i) 3,941 shares held by Mr. Switz as of April 30, 2017 and (ii) 6,876 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(12)	Consists of 3,957 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(13)	Consists of 3,467 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(14)	Consists of 982 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.
(15)	Consists of (i) 909,008 shares beneficially owned by our current executive officers and directors as of April 30, 2017 and (ii) 772,401 shares issuable upon exercise of outstanding equity awards exercisable within 60 days of April 30, 2017.

(16)	Based solely on the information reported in the Schedule 13G filed with the SEC by Allianz Global Investors U.S. Holdings LLC (“Allianz”) on February 14, 2017. Consists of 2,239,382 shares beneficially held by Allianz, 2,022,593 shares for which Allianz possesses sole voting power and 2,239,382 for which Allianz possesses sole dispositive power. The address for Allianz is 1633 Broadway, New York, NY 10019.
(17)	Based solely on the information reported in the Schedule 13G/A filed with the SEC by The Vanguard Group (“Vanguard”) on February 13, 2017. Consists of 2,806,175 shares beneficially held by Vanguard, 63,580 shares for which Vanguard possesses sole voting power and 2,742,392 shares for which Vanguard possesses sole dispositive power. The address for Vanguard is 100 Vanguard Blvd. Malvern, PA 19355.
(18)	Based solely on the information reported in Schedule 13G/A filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 24, 2017. Consists of 2,238,468 shares beneficially held by BlackRock, 2,155,645 shares for which BlackRock possesses sole voting power and 2,238,468 shares for which BlackRock possesses sole dispositive power. The address for BlackRock is 55 East 52nd StreetNew York, NY 10055.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

We describe below transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, nominees for director, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Other than as described below, there has not been, nor is there any currently proposed, transactions or series of similar transactions to which we have been or will be a party.

Investor Rights Agreement

We are party to an Investor Rights Agreement, dated as of January 20, 2010, with our co-founders, including Ted C. Ho, our director, which provides, among other things, that certain holders of our common stock have certain rights relating to the registration of their shares of common stock.

Offer Letter Agreements, Change in Control Severance Agreements and Equity Awards

We have entered into offer letter agreements with certain of our executive officers. See the section titled “Executive Compensation—Executive Employment Arrangements” for more information regarding these agreements.

We have entered into change in control arrangements with certain of our executive officers that, among other things, provide for certain severance and change in control benefits. See the section titled “Potential Payments Upon Termination or Upon Termination or Change in Control” for more information regarding these agreements.

We have granted equity awards to our executive officers and certain of our directors. See the sections titled “Executive Compensation—Outstanding Equity Awards at Fiscal Year End” and “Management—Director Compensation” for a description of these awards.

Mutual Separation and Release Agreement

We are a party to a Mutual Separation and Release Agreement, dated as of November 9, 2016, with Michael J. Burns, our former chief financial officer, which provides for, among other things, Mr. Burns’ entitlement to compensation from the date of his resignation through the date of his separation on February 28, 2017.

Other Transactions

Since January 1, 2014, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

Policies and Procedures for Related Party Transactions

The audit committee has the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of this policy, a related person will be defined as a director, executive officer, nominee for director, or stockholders who own greater than 5% of our outstanding common stock and their affiliates, in each case since the beginning of the most recently completed fiscal year, and their immediate family members. Our audit committee charter provides that the audit committee shall review and approve or disapprove any related party transactions. In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to our audit committee, including, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, and the extent of the related party’s interest in the transaction.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers and directors, and persons who own more than 10% of our common stock, file reports of ownership and changes of ownership with the SEC. Such directors, executive officers and 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent fiscal year. Based on our review of forms we received, or written representations from reporting persons stating that they were not required to file these forms, we believe that during our fiscal year ended December 31, 2016, all Section 16(a) filing requirements were satisfied on a timely basis.

Fiscal Year 2016 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2016 are included in our 2016 annual report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. This proxy statement and our 2016 Annual Report are posted on our website at http://investor.gigamon.com and are available from the SEC at its website at www.sec.gov. You may also obtain a copy of our 2016 annual report without charge by sending a written request to Gigamon Inc., Attention: Investor Relations, 3300 Olcott Street, Santa Clara, California 95054.

*    *    *

The board of directors does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented at the Annual Meeting, the persons named in the enclosed proxy card will have discretion to vote the shares of our common stock they represent in accordance with their own judgment on such matters.

It is important that your shares of our common stock be represented at the Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the enclosed proxy card or execute and return, at your earliest convenience, the enclosed proxy card in the envelope that has also been provided.

THE BOARD OF DIRECTORS

Santa Clara, California

May 19, 2017

APPENDIX A—GIGAMON INC. EXECUTIVE INCENTIVE PLAN

GIGAMON INC.

EXECUTIVE INCENTIVE PLAN

PURPOSE

The purpose of the Gigamon Inc. Executive Incentive Plan (the “Plan”) is to motivate and reward eligible employees of Gigamon Inc. (the “Company”) for their service by providing incentive compensation in the form of cash bonuses and equity compensation. It is the intent that the incentives provided for in the Plan to certain executive officers of the Company do not have their deductibility limited by Section 162(m). However, the Company cannot guarantee that awards under the Plan will qualify for exemption under Section 162(m), and in certain circumstances, Actual Cash Awards or Equity Awards under the Plan may not comply with Section 162(m), either intentionally or unintentionally. The eligibility of the Plan for it to be used as to current and future covered employees (determined under Section 162(m)) and executive officers (within the meaning of Rule 3b-7 of the Securities Exchange Act of 1934, as amended) is subject to the approval of the Company’s stockholders.

The Plan is divided into three articles: Article I, which addresses the cash component of the Plan (the “Cash Component”); Article II, which addresses the equity component of the Plan (the “Equity Component”); and Article III, which sets forth (i) the terms and conditions that apply to both the Cash Component and the Equity Component and (ii) the defined terms used in the Plan. The Plan is effective upon the date of its adoption by the Company’s stockholders (the “Effective Date”) as set forth above.

ARTICLE I

CASH COMPONENT

1. Administration of the Cash Component.

(a) General. The Cash Component will be administered by the Administrator.

(b) Multiple Administrative Bodies. Different Committees with respect to different groups of Covered Employees may administer the Cash Component.

(c) Powers of the Administrator. Subject to the Cash Component, any limitations on delegations and applicable laws, the Administrator will have the authority, in its sole discretion to make any determinations deemed necessary or advisable to administer the Cash Component including:

(i) to select the Cash Component Participants,

(ii) to establish the length of the Performance Periods,

(iii) to establish Performance Goals for performance during each Performance Period,

(iv) to determine the Payout Calculation Methodology for each Performance Goal, and

(v) to make all determinations and take all other actions necessary or appropriate for the proper administration and operation of the Cash Component.

Any determination by the Administrator on any matter relating to the Cash Component shall be made in its sole discretion and need not be uniform among Cash Component Participants. The Administrator’s interpretation of the Cash Component shall be final, conclusive, and binding on all parties concerned, including the Company, its stockholders, and any or all Cash Component Participants.

2. Eligibility. Actual Cash Awards under the Cash Component may be paid to any Cash Component Participant.

3. Actual Cash Awards.

(a) General. Actual Cash Awards may be payable to a Cash Component Participant because of the satisfaction of Performance Goals established with respect to a Performance Period. A Cash Component Participant may be eligible for Actual Cash Awards for multiple and overlapping Performance Periods.

(b) Setting Cash Award Criteria. No later than the Determination Date for a Performance Period (which must be a date on which the outcome of the applicable Payout Calculation Methodology is substantially uncertain), the Administrator will,

(i) designate one or more Cash Component Participants,

(ii) select the Performance Goals applicable to the Performance Period,

(iii) establish the Payout Calculation Methodology for such Performance Goals; and

(iv) establish a target bonus and Maximum Cash Award for each Cash Component Participant for the Performance Period.

(c) Performance Goals.

(i) Each Performance Goal may be expressed on an absolute and/or relative basis, may be based on, or otherwise employ, comparisons based on internal targets, the past performance of the Company and/or the past or current performance of other companies. If a Performance Goal is based on, or calculated with respect to, the Company’s common stock (such as increases in earnings per share, book value per share or other similar measures), then, if any corporate transaction occurs involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution, redemption, stock issuance, or sale, lease or transfer of substantially all of the assets of the Company), the Administrator shall make or provide for such adjustments in such Performance Goal as the Administrator may in good faith determine to be equitably required to prevent dilution or enlargement of any increase or decrease in the rights of Cash Component Participants.

(ii) To the extent identified in the Payout Calculation Methodology, evaluation of performance may include or exclude events or items as specified by the Administrator including, without limitation, the following unusual or nonrecurring events: (i) asset write downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification 225-20 “Extraordinary and Unusual Items” and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report on Form 10-K for the applicable fiscal year; (vi) acquisitions or divestitures; and (vii) foreign exchange gains and losses.

(d) Actual Bonus Determination.

(i) Before any Actual Cash Award is paid, the Administrator must certify in writing (i) to what extent the Performance Goal(s) were attained and (ii) the result of the Payout Calculation Methodology for each Cash Component Participant based upon the attainment of the Performance Goal(s).

(ii) The Administrator may determine to pay a Cash Component Participant an Actual Cash Award up to the amount specified in the foregoing certification. The Administrator may also reduce or eliminate the amount of any Actual Cash Award of any Cash Component Participant at any time prior to payment thereof, based on such criteria as it shall determine, including but not limited to individual merit and attainment of, or the failure to attain, specified personal goals established by the Administrator.

(iii) Under no circumstance may the Administrator, increase the amount of Actual Cash Award paid to a Cash Component Participant under the Cash Component above the amount determined in Section 3(d)(i) of the Cash Component based on the Payout Calculation Methodology.

(e) Payment. Following the Administrator’s determination under Section 3(d) of the Cash Component, Actual Cash Awards shall be paid as promptly as is administratively practicable. Any Actual Cash Award may be payable in cash or shares of the Company’s common stock (valued at the fair market value thereof on the date of determination) or a combination thereof, as determined by the Administrator.

(f) Death, Disability, Termination of Employment.

(i) If a Cash Component Participant shall die or terminate employment due to Disability prior to the end of a Performance Period, the Cash Component Participant (or if the participant’s death occurs, the Cash Component Participant’s beneficiary) may receive a pro-rata portion of the target award established for the Cash Component Participant as determined by the Administrator.

(ii) If a Cash Component Participant’s employment with the Company is otherwise terminated during the Performance Period, the Cash Component Participant will not have earned and will not be entitled to payment of any Actual Cash Award.

(g) Annual Maximum. The aggregate of all Actual Cash Awards payable to a Cash Component Participant under the Cash Component in any fiscal year of the Company may not exceed the Maximum Cash Award, and any excess will be forfeited.

4. Other Terms.

(a) No Effect on Employment or Service. Neither the Cash Component nor any award under the Cash Component will confer upon a Cash Component Participant any right regarding continuing the Cash Component Participant’s relationship as an employee of the Company or an Affiliate, nor will they interfere with the Cash Component Participant’s right, or the Cash Component Participant’s employer’s right, to terminate such relationship with or without cause, to the extent permitted by applicable laws.

(b) Right to Actual Cash Award. No officer or other person shall have any claim or right to receive any Actual Cash Award payable under the Cash Component prior to the actual payment thereof, regardless of whether the Administrator has certified any amount to be payable to any Cash Component Participant.

(c) Taxes. The Company or any Affiliate employing a Cash Component Participant, as applicable, may deduct from all Actual Cash Awards payable any federal, state, local or foreign taxes required by law to be withheld regarding such payments.

(d) No Transfers or Assignments. No award under the Cash Component nor any rights or interests or shall be assigned, transferred, pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of a Cash Component Participant to, any party (other than the Company or any Affiliate).

(e) Non-exclusivity of Cash Component. Nothing in the Cash Component shall be construed as limiting the authority of the Administrator, the Board, the Company or any Affiliate to establish any other annual, long-

term or other incentive plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company or any Affiliate, whether or not such person is a Cash Component Participant in this Cash Component and regardless of how the amount of such bonus or compensation is determined.

(f) Section 409A. It is intended that all bonuses payable under this Cash Component will be exempt from the requirements of Section 409A under the “short-term deferral” exemption or will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Cash Component will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms will be interpreted to so comply or be exempt. Each payment and benefit payable under this Cash Component is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no case will the Company or any Affiliate reimburse any Cash Component Participant for any tax liabilities incurred under Section 409A.

ARTICLE II

EQUITY COMPONENT

1. Shares Issuable Under the Equity Component.

(a) Shares Subject to Equity Awards. The Shares underlying an Equity Award will be issued from the Equity Plan.

(b) Incentive Stock Options. Subject to adjustment as provided in Section 13 of the Equity Plan and/or Section 11 of the Equity Component, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal 200% of the aggregate Share number stated in Section 3(a) of the Equity Plan, plus, to the extent allowable under Section 422 of the Code and the Treasury Regulations promulgated thereunder, any Shares that become available for issuance under the Equity Plan pursuant to Sections 3(b) and 3(c) of the Equity Plan.

2. Administration of the Equity Component.

(a) Procedure.

(i) Generally. The Equity Component will be administered by the Administrator.

(ii) Multiple Administrative Bodies. Different Committees with respect to different groups of Covered Employees may administer the Equity Component.

(iii) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(b) Powers of the Administrator. Subject to the provisions of the Equity Component, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i) to determine the Fair Market Value;

(ii) to select the Employees to whom Equity Awards may be granted hereunder;

(iii) to determine the number of Shares to be covered by each Equity Award granted hereunder;

(iv) to approve forms of Equity Award Agreements for use under the Equity Component;

(v) to determine the terms and conditions, not inconsistent with the terms of the Equity Component, of any Equity Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Equity Awards may vest and be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Equity Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;

(vi) to construe and interpret the terms of the Equity Component and Equity Awards granted pursuant to the Equity Component;

(vii) to prescribe, amend and rescind rules and regulations relating to the Equity Component, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

(viii) to modify or amend each Equity Award (subject to Section 3 of Article III), including but not limited to the discretionary authority to extend the post-termination exercisability period of Equity Awards and to extend the maximum term of an Option (subject to Section 5(b) of the Equity Component regarding Incentive Stock Options);

(ix) to allow Equity Component Participants to satisfy withholding tax obligations in such manner as prescribed in Section 12 of the Equity Component;

(x) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Equity Award previously granted by the Administrator;

(xi) to allow an Equity Component Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Equity Component Participant under an Equity Award; and

(xii) to make all other determinations deemed necessary or advisable for administering the Equity Component.

(c) No Exchange Program. The Administrator may not implement an Exchange Program.

(d) Effect of Administrator’s Decision. The Administrator’s decisions, determinations, and interpretations will be final and binding on all Equity Component Participants and any other holders of Equity Awards.

3. Eligibility. Equity Awards may be granted only to Employees.

4. Equity Award Limitations.

(a) Annual Equity Awards for Employees. The limits specified below shall be applicable to Equity Awards issued under the Equity Component:

(i) Limits on Options. No Employee shall receive Options during any Fiscal Year with respect to more than 1,000,000 Shares; provided, however, that in connection with an Equity Component Participant’s initial service as an Employee, the Equity Component Participant may be granted Options with respect to an additional 1,500,000 Shares during such Fiscal Year.

(ii) Limits on Stock Appreciation Rights. No Employee shall receive Stock Appreciation Rights during any Fiscal Year with respect to more than 1,000,000 Shares; provided, however, that in connection with an Equity Component Participant’s initial service as an Employee, the Equity Component Participant may be granted Stock Appreciation Rights with respect to an additional 1,500,000 Shares during such Fiscal Year.

(iii) Limits on Performance Shares. No Employee shall receive Equity Awards of Performance Shares during any Fiscal Year with respect to more than 750,000 Shares; provided, however, that in connection with an Equity Component Participant’s initial service as an Employee, the Equity Component Participant may be granted Equity Awards of Performance Shares with respect to an additional 1,250,000 Shares during such Fiscal Year.

(iv) Limits on Performance Units. No Employee shall receive Equity Awards of Performance Units during any Fiscal Year with an aggregate initial value of greater than 750,000 Shares (or, in the case of any cash-settled Performance Units the dollar value based on the product of 750,000 Shares multiplied by the Fair Market Value as of the day prior to the Effective Date); provided, however, that in connection with an Equity Component Participant’s initial service as an Employee, the Equity Component Participant may be granted Equity Awards of Performance Shares with respect to an additional 1,250,000 Shares (or, in the case of any cash-settled Performance Units the dollar value based on the product of 1,250,000 Shares multiplied by the Fair Market Value as of the day prior to the Effective Date) during such Fiscal Year.

5. Stock Options.

(a) Limitations. Each Option will be designated in the Equity Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Equity Component Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 5(a) of the Equity Component, Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Term of Option. The term of each Option will be stated in the Equity Award Agreement. In the case of an Incentive Stock Option, the term will be 10 years from the date of grant or such shorter term as may be provided in the Equity Award Agreement. Moreover, in the case of an Incentive Stock Option granted to an Equity Component Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be 5 years from the date of grant or such shorter term as may be provided in the Equity Award Agreement.

(c) Option Exercise Price and Consideration.

(i) Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1) In the case of an Incentive Stock Option

a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b) granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii) Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii) Form of Consideration. The Administrator will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note, to the extent permitted by Applicable Laws, (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion; (5) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Equity Component; (6) by net exercise; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.

(d) Exercise of Option.

(i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will vest and be exercisable according to the terms of the Equity Component and at such times and under such conditions as determined by the Administrator and set forth in the Equity Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Equity Award Agreement and the Equity Component. Shares issued upon exercise of an Option will be issued in the name of the Equity Component Participant or, if requested by the Equity Component Participant, in the name of the Equity Component Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Equity Plan and/or Section 11 of the Equity Component.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Equity Component and for sale under the Option, by the number of Shares as to which the Option is exercised.

(ii) Termination of Relationship as a Service Provider. If an Equity Component Participant ceases to be an active Service Provider, other than upon the Equity Component Participant’s termination as the result of the Equity Component Participant’s death or Disability, the Equity Component Participant may exercise his or her Option within such period of time as is specified in the Equity Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Equity Award Agreement). In the absence of a specified time in the Equity Award Agreement, the Option will remain exercisable for 3 months following the Equity Component Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Equity Component Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Equity Component. If after termination the Equity Component Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Equity Component.

(iii) Disability of Equity Component Participant. If an Equity Component Participant ceases to be an active Service Provider as a result of the Equity Component Participant’s Disability, the Equity Component Participant may exercise his or her Option within such period of time as is specified in the Equity Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Equity Award Agreement). In the absence of a specified time in the Equity Award Agreement, the Option will remain exercisable for 12 months following the Equity Component Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Equity Component Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Equity Component. If after termination the Equity Component Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Equity Component.

(iv) Death of Equity Component Participant. If an Equity Component Participant dies while a Service Provider, the Option may be exercised following the Equity Component Participant’s death within such period of time as is specified in the Equity Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Equity Award Agreement), by the Equity Component Participant’s designated beneficiary, provided the right to designate a beneficiary is set forth in the Equity Award Agreement and such beneficiary has been designated prior to Equity Component Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Equity Component Participant, then the vested portion of such Option may be exercised by the personal representative of the Equity Component Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Equity Component Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Equity Award Agreement, the vested portion of the Option will remain exercisable for 12 months following Equity Component Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Equity Component Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Equity Component. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Equity Component.

6. Stock Appreciation Rights.

(a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Equity Component, a Stock Appreciation Right may be granted to Employees at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b) Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Employee.

(c) Exercise Price and Other Terms. The per share exercise price for the Shares to be issued pursuant to exercise of a Stock Appreciation Right will be determined by the Administrator and will be no less than 100% of the Fair Market Value per Share on the date of grant. Otherwise, the Administrator, subject to the provisions of the Equity Component, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Equity Component.

(d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Equity Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Equity Component will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Equity Award Agreement. Notwithstanding the foregoing, the rules of Section 5(b) of the Equity Component relating to the maximum term and Section 5(d) of the Equity Component relating to exercise also will apply to Stock Appreciation Rights.

(f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, an Equity Component Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Administrator, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

7. Performance Units and Performance Shares.

(a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Employees at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Equity Component Participant.

(b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c) Performance Objectives and Other Terms. The Administrator will set Performance Goals, performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Equity Component Participants. The time period during which the Performance Goals, performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Equity Award of Performance Units/Shares will be evidenced by an Equity Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals, applicable federal or state securities laws, or any other basis determined by the Administrator in its discretion.

(d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Equity Component Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals, performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.

(e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f) Cancellation of Performance Units/Shares. On the date set forth in the Equity Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Equity Component.

8. Performance-Based Compensation Under Section 162(m).

(a) General. The provisions of this Section 8 of the Equity Component will control over any contrary provision in the Equity Component.

(b) Performance Goals. The granting and/or vesting of Equity Awards of Performance Shares or Performance Units under the Equity Component shall be made subject to the attainment of one or more Performance Goals. The Administrator will adjust any performance criteria, Performance Goal, or other feature of an Equity Award that relates to or is wholly or partially based on the number of, or the value of, any stock of the Company, to reflect any stock dividend or split, repurchase, recapitalization, combination, or exchange of shares or other similar changes in such stock. The Performance Goals may differ from Equity Component Participant to Equity Component Participant and from Equity Award to Equity Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Equity Component Participant.

(c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m), no later than the Determination Date for each Performance Period, the Administrator will, in writing, (i) designate one or more Equity Component Participants to whom an Equity Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Equity Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Equity Awards, as applicable, to be earned by each Equity Component Participant for such Performance Period. Following the completion of each Performance Period, the Administrator will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amounts earned by an Equity Component Participant, the Administrator will have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period. An Equity Component Participant will be eligible to receive payment pursuant to an Equity Award for a Performance Period only if the Performance Goals for such period are achieved.

(d) Additional Limitations. Notwithstanding any other provision of the Equity Component, any Equity Award will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m), and the Equity Component will be deemed amended to the extent necessary to conform to such requirements.

9. Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise, vesting of Equity Awards granted hereunder will be suspended during any unpaid leave of absence. An Equity Component Participant will not cease to be an active Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed 3 months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then 6 months following the first day of such leave any Incentive Stock Option held by the Equity Component Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

10. Transferability of Equity Awards. Unless determined otherwise by the Administrator, an Equity Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Equity Component Participant, only by the Equity Component Participant. If the Administrator makes an Equity Award transferable, such Equity Award will contain such additional terms and conditions as the Administrator deems appropriate.

11. Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Equity Component, will adjust the number, class, and price of Shares covered by each outstanding Equity Award and the numerical Share limits in Sections 1 and 4 of the Equity Component.

(b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Equity Component Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Equity Award will terminate immediately prior to the consummation of such proposed action.

(c) Change in Control. In the event of a merger or Change in Control, each outstanding Equity Award will be treated as the Administrator determines, including, without limitation, that each Equity Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Administrator will not be required to treat all Equity Awards similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Equity Award, the Equity Component Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Equity Awards would not otherwise be vested or exercisable, and, with respect to Equity Awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Equity Component Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Equity Award will be considered assumed if, following the Change in Control, the Equity Award confers the right to purchase or receive, for each Share subject to the Equity Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Unit or Performance Share, for each Share subject to such Equity Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 11(c) of the Equity Component to the contrary, an Equity Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Equity Component Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Equity Award assumption.

12. Tax.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Equity Award (or exercise thereof), or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require an Equity Component Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Equity Component Participant’s FICA obligation) required to be withheld with respect to such Equity Award (or exercise thereof).

(b) Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit an Equity Component Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Section 409A. Equity Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Equity Component and each Equity Award Agreement under the Equity Component is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Equity Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Equity Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A.

13. No Effect on Employment or Service. Neither the Equity Component nor any Equity Award will confer upon an Equity Component Participant any right with respect to continuing the Equity Component Participant’s relationship as a Service Provider with the Company or any Parent or Subsidiary of the Company, nor will they interfere in any way with the Equity Component Participant’s right or the Company’s right, or any Parent’s or Subsidiary’s right, to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

14. Date of Grant. The date of grant of an Equity Award will be, for all purposes, the date on which the Administrator makes the determination granting such Equity Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Equity Component Participant within a reasonable time after the date of such grant.

15. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Equity Award unless the exercise of such Equity Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b) Investment Representations. As a condition to the exercise of an Equity Award, the Company may require the person exercising such Equity Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

16. Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the securities exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

ARTICLE III

OTHER TERMS

1. Forfeiture Events.

(a) All Awards will be subject to recoupment under any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable laws. In addition, the Administrator may impose such other clawback, recovery, or recoupment provisions in a Cash Award Agreement or Equity Award Agreement as the Administrator determines necessary or appropriate, including but not limited to a reacquisition right regarding previously acquired Shares or other cash or property. Unless this Section 1 of Article III is specifically mentioned and waived in a Cash Award Agreement, Equity Award Agreement, or other document, no recovery of compensation under a clawback policy or otherwise will be an event that triggers or contributes to any right of a Participant to resign for “good reason” or “constructive termination” (or similar term) under any agreement with the Company, any Parent or Subsidiary of the Company, or any Affiliate.

(b) The Administrator may specify in a Cash Award Agreement or Equity Award Agreement that the applicable Participant’s rights, payments, and benefits with respect to such Participant’s Actual Cash Award or Equity Award will be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Actual Cash Award or Equity Award. Such events may include, but will not be limited to, a Cash Component Participant’s Termination of Employment for cause, termination of an Equity Component Participant’s status as a Service Provider for cause, or any specified action or inaction by the Participant, whether before or after the date of such Termination of Employment or termination of Service Provider status, that would constitute cause for such individual’s Termination of Employment or termination of Service Provider status.

(c) If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under securities laws, any Participant who (i) knowingly or through gross negligence engaged in the misconduct or who knowingly or through gross negligence failed to prevent the misconduct or (ii) is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, must reimburse the Company the amount of any payment in settlement of any Award earned or accrued during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

2. Term of Plan. The Plan will become effective upon the Effective Date. It will continue in effect for a term of 5 years from the Effective Date, unless terminated earlier under Section 3 of this Article III.

3. Amendment and Termination.

(a) Amendment and Termination. The Board or Administrator may at any time amend, alter, suspend or terminate the Plan.

(b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary or desirable to comply with applicable laws.

(c) Consent of Participants Generally Required. Subject to Section 1(d)3(d) of this Article III, no amendment, alteration, suspension or termination of the Plan or an Award under it will materially impair the rights of any Participant, unless mutually agreed otherwise between such Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company (any such agreement with respect to an award under the Cash Component, a “Cash Award Agreement”). Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it regarding Awards established under the Plan prior to such termination.

(d) Exceptions to Consent Requirement.

(i) A Participant’s rights will not be deemed to have been impaired by any amendment, alteration, suspension or termination if the Administrator, in its sole discretion, determines that the amendment, alteration, suspension or termination does not materially impair the Participant’s rights, and

(ii) subject to any limitations of applicable laws, the Administrator may amend the terms of any Awards under the Plan without the affected Participant’s consent even if it does materially impair the Participant’s right if such amendment is done:

(1) in a manner permitted under the Plan;

(2) to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant;

(3) to comply with other applicable laws; or

(4) as necessary based on rulings or guidance issued to ensure compliance with the requirements of Section 162(m).

4. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within 12 months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under applicable laws.

5. Law Governing. The validity and construction of the Plan shall be governed by the laws of the State of California but without regard to the choice of law principles thereof.

6. Definitions. As used herein, the following definitions will apply to the Plan, and any term not specifically defined herein shall have the meaning ascribed to it in the Equity Plan:

(a) “Actual Cash Award” means as to any Performance Period, the actual award (if any) payable to a Cash Component Participant for the Performance Period. Each Actual Cash Award is determined by the Payout Calculation Methodology for the Performance Period, subject to the Administrator’s authority under Section 3(d)(ii) of the Cash Component to eliminate or reduce the award otherwise determined by the Payout Calculation

Methodology. To apply the Maximum Cash Award limitation, the Actual Cash Award will be deemed to have been determined on the last day of the applicable Performance Period, so that if there are multiple Performance Periods ending in a particular fiscal year of the Company, the Actual Cash Awards, in the aggregate, may not exceed the Maximum Cash Award regarding all such Performance Periods ending in that fiscal year of the Company.

(b) “Administrator” means the Compensation Committee of the Board or any other Committee.

(c) “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

(d) “Applicable Laws” means the requirements relating to the administration of equity-based awards and the related issuance of shares under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable securities or exchange control laws of any foreign country or jurisdiction where Equity Awards are, or will be, granted under the Equity Component.

(e) “Award” means an award under the Cash Component or an Equity Award.

(f) “Board” means the Board of Directors of the Company.

(g) “Cash Component Participant” means as to any Performance Period, an employee of the Company or an Affiliate selected by the Administrator for participation in the Cash Component for that Performance Period.

(h) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12 month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(i) “Code” means the U.S. Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing, or superseding such section or regulation.

(j) “Committee” means a duly authorized committee of the Board consisting of 2 or more “outside directors” within the meaning of Section 162(m).

(k) “Common Stock” means the common stock of the Company.

(l) “Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

(m) “Covered Employee” means any Service Provider who would be considered a “covered employee” within the meaning of Section 162(m).

(n) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Actual Cash Award or Equity Award as “performance-based compensation” under Section 162(m).

(o) “Director” means a member of the Board.

(p) “Disability” means a permanent and total disability determined under uniform and nondiscriminatory standards adopted by the Administrator from time to time; provided, however, that in the case of Incentive Stock Options, “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.

(q) “Employee” means any person, including Directors, actively employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(r) “Equity Award” means, individually or collectively, a grant under the Equity Component of Options, Stock Appreciation Rights, Performance Units, or Performance Shares.

(s) “Equity Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Equity Award granted under the Equity Component. The Equity Award Agreement is subject to the terms and conditions of the Equity Component.

(t) “Equity Component Participant” means the holder of an outstanding Equity Award.

(u) “Equity Plan” means the Company’s 2013 Equity Incentive Plan as hereinafter may be amended.

(v) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(w) “Exchange Program” means a program under which (i) outstanding Equity Awards are surrendered or cancelled in exchange for Equity Awards of the same type (which may have higher or lower exercise prices and different terms), Equity Awards of a different type, and/or cash, (ii) Equity Component Participants would have the opportunity to transfer any outstanding Equity Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Equity Award is increased or reduced.

(x) “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the NYSE, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable (or, if no bids and asks were reported on that date, as applicable, on the last trading date such bids and asks were reported); or

(iii) In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.

(y) “Fiscal Year” means the fiscal year of the Company.

(z) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(aa) “Maximum Cash Award” means as to any Cash Component Participant for any fiscal year of the Company, $4,000,000.

(bb) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(cc) “Option” means a stock option granted pursuant to the Equity Component.

(dd) “Outside Director” means a Director who is not an Employee.

(ee) “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(ff) “Participant” means a Cash Component Participant or an Equity Component Participant.

(gg) “Payout Calculation Methodology” means as to any Performance Goal, the methodology for calculating the maximum amount earned by performance against the Performance Goal.

(hh) “Performance Goals” mean any one or more of the following objective performance criteria, applied to either the Company or, except regarding stockholder return metrics, to a region, business unit, affiliate or business segment, and measured either on an absolute basis, a per share basis or relative to a pre-established target, to a previous period’s results or to a designated comparison group, and, with respect to financial metrics, which may be determined under United States Generally Accepted Accounting Principles (“GAAP”), under accounting principles established by the International Accounting Standards Board (“IASB Principles”) or which may be adjusted when established to exclude any items otherwise includable under GAAP or under IASB Principles: (i) cash flow (including operating cash flow or free cash flow), (ii) revenue (on an absolute basis or adjusted for currency effects), (iii) gross margin, (iv) operating expenses or operating expenses as a percentage of revenue, (v) earnings (which may include earnings before interest and taxes, earnings before taxes, net earnings or EBITDA), (vi) earnings per share, (vii) stock price, (viii) return on equity, (ix) total stockholder return, (x) growth in stockholder value relative to the moving average of the S&P 500 Index, or another index, (xi) return on capital, (xii) return on assets or net assets, (xiii) return on investment, (xiv) operating income or net operating income, (xv) operating margin, (xvi) market share, (xvii) overhead or other expense reduction, (xviii) objective customer indicators, (xix) improvements in productivity, (xx) attainment of objective operating goals, (xxi) objective employee metrics, (xxii) return ratios, (xxiii) objective qualitative milestones, or (xxiv) other objective financial or other metrics relating to the progress of the Company, any Parent or Subsidiary of the Company, any Affiliate (with respect to Actual Cash Awards only), or any division or department thereof. Unless the Administrator provides otherwise in accordance with the preceding sentence, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to or at the time of the issuance of an Equity Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period.

(ii) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator, in its sole discretion.

(jj) “Performance Share” means an Equity Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals, performance objectives, or other vesting criteria as the Administrator may determine pursuant to Section 7 of the Equity Component.

(kk) “Performance Unit” means an Equity Award which may be earned in whole or in part upon attainment of Performance Goals, performance objectives, or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 7 of the Equity Component, and which, for the avoidance, will include any Restricted Stock Units (as defined in Equity Plan) which may be earned in whole or in part upon attainment of Performance Goals or performance objectives in accordance with the same terms as applicable to Performance Units described herein.

(ll) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Equity Component.

(mm) “Section 16(b)” means Section 16(b) of the Exchange Act.

(nn) “Section 162(m)” means Section 162(m) of the Code and the regulations and interpretations promulgated thereunder.

(oo) “Section 409A” means Section 409A of the Code and any proposed, temporary, or final U.S. Treasury Regulations and U.S. Internal Revenue Service guidance, as each may be amended from time to time.

(pp) “Service Provider” means an Employee, Director, or Consultant.

(qq) “Share” means a share of the Common Stock, as adjusted in accordance with Section 13 of the Equity Plan and/or Section 11 of the Equity Component.

(rr) “Stock Appreciation Right” means an Equity Award, granted alone or in connection with an Option, that pursuant to Section 6 of the Equity Component is designated as a Stock Appreciation Right.

(ss) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

“Termination of Employment” means a cessation of the employee-employer relationship between a Cash Component Participant and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

APPENDIX B—UNAUDITED RECONCILIATIONS FROM GAAP TO NON-GAAP Gigamon Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except percentages)

(unaudited)

	Fiscal Year Ended
	December 31, 2016	December 26, 2015
Total Revenue	310,855	221,975
Reconciliation of GAAP Gross Profit and GAAP Gross Margin to Non-GAAP Gross Profit and Non-GAAP Gross Margin:
GAAP gross profit	256,032	176,180
Stock-based compensation expense	1,928	1,872
Stock-based compensation related payroll taxes	83	68

Non-GAAP gross profit	$258,043	$178,120

GAAP gross margin	82%	79%
Non-GAAP gross margin	83%	80%
Reconciliation of GAAP Net Income (loss) Attributable To Common Stockholders to Non-GAAP Net Income:
GAAP net income attributable to common stock holders	$49,747	$6,176
Stock-based compensation expense	38,815	29,768
Stock-based compensation related payroll taxes	1,185	942
Income tax effect of release of valuation allowance	(30,500)	—
Income tax effect of Non-GAAP adjustments	(11,362)	(7,913)

Non-GAAP net income	$47,885	$28,983

Fiscal Year Ended
December 31, 2016
Reconciliation of GAAP Operating Income to Non-GAAP Operating Income:
GAAP operating income	30,184
Stock-based compensation expense	38,815
Stock-based compensation related payroll taxes	1,185

Non-GAAP operating income	$70,184

B-1

ANNUAL MEETING OF STOCKHOLDERS OF

GIGAMON INC.

June 29, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/18362

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

⬛	20430303000000000000 6	062917

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS IN PROPOSAL 1,

“FOR” PROPOSAL 2, PROPOSAL 3 AND PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of four Class I directors:						FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: ¡ Arthur W. Coviello, Jr. ¡ Paul J. Milbury ¡ Michael C. Ruettgers ¡ Dario Zamarian		2.	To approve, on an advisory basis, the compensation of our named executive officers, as described in the proxy statement.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 30, 2017.	☐	☐	☐
						FOR	AGAINST	ABSTAIN
				4.	To approve the Gigamon Inc. Executive Incentive Plan, as described in the proxy statement.	☐	☐	☐
				5.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: 🌑

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder. If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1, “FOR” Proposal 2, Proposal 3 and Proposal 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

0	⬛

GIGAMON INC.

Proxy for Annual Meeting of Stockholders on June 29, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Paul A. Hooper, Rex S. Jackson and Paul B. Shinn as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Gigamon Inc. held of record by the undersigned at the close of business on May 11, 2017 at the Annual Meeting of Stockholders to be held June 29, 2017 at 1:00 p.m. Pacific Time at 3300 Olcott Street, Santa Clara, California 95054, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛